                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /  Preliminary Proxy Statement
      / /  Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
      /X/  Definitive Proxy Statement
      / /  Definitive Additional Materials
      / /  Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12

               LOUISVILLE GAS AND ELECTRIC COMPANY
      ----------------------------------------------------------------------------
                    (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
[LOGO]

                                                                  April 28, 2000

Dear Louisville Gas and Electric Company Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on Wednesday, June 7, 2000 at 10:00 a.m., E.D.T. at the Kentucky International Convention Center (formerly the Commonwealth Convention Center), Fourth and Market Streets, Louisville, Kentucky.

    Business items to be acted upon at the Annual Meeting are the election of four directors, the approval of Arthur Andersen LLP as independent auditors of the Company for 2000 and the transaction of any other business properly brought before the meeting. Additionally, we will report on the progress of LG&E and shareholders will have the opportunity to present questions of general interest.

    We encourage you to read the proxy statement carefully and complete, sign and return your proxy in the envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your proxy and changing your vote at the meeting, if you are present and choose to do so.

    If you plan to attend the Annual Meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. If you wish to attend the meeting but do not have an Admission Ticket, you will be admitted to the meeting after presenting personal identification and evidence of ownership.

    The directors and officers of LG&E appreciate your continuing interest in the business of LG&E. We hope you can join us at the meeting.

                                          Sincerely,

                                          [SIGNATURE]

                                          Roger W. Hale
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

[LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of Louisville Gas and Electric Company ("LG&E"), a Kentucky corporation, will be held at the Kentucky International Convention Center (formerly the Commonwealth Convention Center), Fourth and Market Streets, Louisville, Kentucky, on Wednesday June 7, 2000 at 10:00 a.m., E.D.T. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

    1. A proposal to elect four directors for three-year terms expiring in 2003;

    2. A proposal to approve and ratify the appointment of Arthur Andersen LLP as independent auditors of LG&E for 2000; and

    3.  Such other business as may properly come before the meeting.

    The close of business on April 7, 2000, has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE AS SOON AS POSSIBLE. Your cooperation in signing and promptly returning your proxy is greatly appreciated.

                                          By Order of the Board of Directors,
                                          John R. McCall, Secretary
                                          Louisville Gas and Electric Company
                                          220 West Main Street
                                          Louisville, Kentucky 40202

April 28, 2000

                                PROXY STATEMENT
                              --------------------

             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 7, 2000

                             ----------------------

    The Board of Directors of Louisville Gas and Electric Company ("LG&E" or the "Company") hereby solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the Annual Meeting of Shareholders to be held June 7, 2000, and at any adjournment of such meeting. The meeting will be held at the Kentucky International Convention Center (formerly the Commonwealth Convention Center), Fourth and Market Streets, Louisville, Kentucky. This proxy statement and the accompanying proxy were first mailed to shareholders on or about April 28, 2000.

    If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Also, please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. Shareholders who do not have an Admission Ticket, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

    The outstanding stock of LG&E is divided into three classes: Common Stock, Preferred Stock (without par value), and Preferred Stock, par value $25 per share. At the close of business on April 7, 2000, the record date for the Annual Meeting, the following shares of each were outstanding:

Common Stock, without par value.............................  21,294,223 shares
Preferred Stock, par value $25 per share, 5% Series.........     860,287 shares
Preferred Stock, without par value, $5.875 Series...........     250,000 shares
Auction Series A (stated value $100 per share)..............     500,000 shares

    All of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. ("LG&E Energy"). Based on information contained in a Schedule 13G originally filed with the Securities and Exchange Commission in October 1998, AMVESCAP PLC, a parent holding company, reported certain holdings in excess of five percent of LG&E's Preferred Stock. AMVESCAP PLC, with offices at 1315 Peachtree Street, N.W., Atlanta, Georgia 30309, and certain of its subsidiaries reported sole voting and dispositive power as to no shares and shared voting and dispositive power as to 43,000 shares of LG&E Preferred Stock, without par value, $5.875 Series, representing 17.2% of that class of Preferred Stock. The reporting companies indicated that they hold the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends or the proceeds of sales of the shares. No other persons or groups are known by management to be beneficial owners of more than five percent of LG&E's Preferred Stock. As of April 7, 2000, all directors, nominees for director and executive officers of LG&E as a group beneficially owned no shares of LG&E Preferred Stock.

    Owners of record of LG&E Energy Common Stock at the close of business on April 7, 2000, of the Common Stock and the 5% Cumulative Preferred Stock, par value $25 per share (the "5% Preferred Stock") are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof. In addition, each shareholder has cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among two or more nominees. The persons named as proxies reserve the right to cumulate votes represented by proxies that they receive and to distribute such votes among one or more of the nominees at their discretion.

    You may revoke your proxy at any time before it is voted by giving written notice of its revocation to the Secretary of LG&E, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person. Signing a proxy does not preclude you from attending the meeting in person.

    Directors are elected by a plurality of the votes cast by the holders of LG&E's Common Stock and 5% Preferred Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger percentage of votes.

    The affirmative vote of a majority of the shares of LG&E Common Stock and 5% Preferred Stock represented at the Annual Meeting is required for the approval of the independent auditors and any other matters that may properly come before the meeting. Abstentions from voting on any such matter are treated as votes against, while broker non-votes are treated as shares not voted.

    LG&E Energy owns all of the outstanding LG&E Common Stock, and intends to vote this stock in favor of the nominees for directors as set forth below, thereby ensuring their election to the Board. LG&E Energy also intends to vote all of the outstanding LG&E Common Stock in favor of the appointment of Arthur Andersen LLP as the independent auditors for LG&E as set forth in Proposal No.
2. Nonetheless, the Board encourages you to vote on each of these matters, and appreciates your interest.

    The 1999 Summary Annual Report and the 1999 Financial Report of LG&E Energy (collectively, the "Annual Report"), including its consolidated financial statements and information regarding LG&E, is enclosed with this proxy statement. These materials are supplemented by the Louisville Gas and Electric Company 1999 Financial Report, containing audited financial statements of LG&E and management's discussion of such financial statements, which are included as an appendix to this proxy statement (the "Appendix"), and are incorporated by reference herein. All shareholders are urged to read the accompanying Annual Report and Appendix.

    On February 28, 2000, LG&E Energy announced that its Board of Directors accepted an offer to be acquired by PowerGen plc ("PowerGen"), a public limited company with registered offices in England and Wales, for cash of approximately $3.2 billion, or $24.85 per share of LG&E Energy common stock, and the assumption of $2.2 billion of LG&E Energy's debt. Pursuant to the acquisition agreement (the "Merger Agreement"), among other things, LG&E Energy will become a wholly-owned subsidiary of PowerGen. The utility operations of LG&E Energy, including LG&E, will continue their separate identities and their preferred stock and debt will not be affected by the transaction. The acquisition (the "PowerGen Merger") is subject to a number of conditions precedent, including approval of the holders of LG&E Energy common stock and receipt of all necessary regulatory approvals which closing is anticipated 9 to 12 months after the announcement.

PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

    The number of members of the board of directors of LG&E is currently fixed at thirteen, pursuant to the Company's bylaws and resolutions adopted by the Board of Directors. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. Generally, one class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified.

    At the Annual Meeting, the following four persons are proposed for election to the Board of Directors for three-year terms expiring at the 2003 annual meeting:

                             William C. Ballard, Jr.
                             T. Ballard Morton, Jr.
                             William L. Rouse, Jr.
                             Charles L. Shearer

    All of the nominees are presently directors of LG&E Energy, LG&E and Kentucky Utilities Company ("KU").

    The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the board of directors may designate a substitute nominee, in which event the shares represented on the proxy cards returned to LG&E will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

    The composition of the Boards of Directors of LG&E and KU following the completion of the PowerGen Merger is not known, but each Board is likely to contain at least one current director or officer of LG&E Energy. Accordingly, certain of the remaining directors of the LG&E Board may cease to serve as directors of LG&E in the event the PowerGen Merger is completed.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOUR NOMINEES AS DIRECTORS OF LG&E.

                    INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following contains certain information as of February 25, 2000, concerning the nominees for director, as well as the directors whose terms of office continue after the annual meeting.

NOMINEES FOR DIRECTORS WITH TERMS EXPIRING AT 2003 ANNUAL MEETING OF
  SHAREHOLDERS

                          WILLIAM C. BALLARD, JR. (AGE 58)

                          Mr. Ballard has been of counsel to the law firm of
[PHOTO]                   Greenebaum Doll & McDonald PLLC since May 1992. He served as
                          Executive Vice President and Chief Financial Officer of
                          Humana, Inc., a healthcare services company, from 1978 until
                          May 1992. Mr. Ballard is a graduate of the University of
                          Notre Dame, and received his law degree, with honors, from the University of Louisville School of Law. He also received a Master of Law degree in taxation from Georgetown
                          University. Mr. Ballard has been a director of LG&E Energy since August 1990, of LG&E since May 1989 and of KU since
                          May 1998. Mr. Ballard is also a member of the Board of
                          Directors of United Healthcare Corp., Health Care REIT,
                          Inc., Healthcare Recoveries, Inc. and Mid-America Bancorp.

                          T. BALLARD MORTON, JR. (AGE 68)

                          Mr. Morton has been Executive in Residence at the College of
[PHOTO]                   Business and Public Administration of the University of
                          Louisville since 1983. Mr. Morton is a graduate of Yale
                          University. Mr. Morton has been a director of LG&E Energy
                          since August 1990, of LG&E since May 1967 and of KU since
                          May 1998. Mr. Morton is also a member of the Board of
                          Directors of the Kroger Company.

                          WILLIAM L. ROUSE, JR. (AGE 67)

                          Mr. Rouse was Chairman of the Board and Chief Executive
[PHOTO]                   Officer and director of First Security Corporation of
                          Kentucky, a Lexington, Kentucky multi-bank holding company, prior to his retirement in 1992. Mr. Rouse is a graduate of the University of Kentucky. Mr. Rouse has been a director of
                          LG&E Energy and LG&E since May 1998 and of KU since 1989.
                          Mr. Rouse is also a member of the Board of Directors of
                          Ashland, Incorporated and Kentucky-American Water Company, a
                          subsidiary of American Water Works Company, Inc.

                          CHARLES L. SHEARER, PH.D. (AGE 57)

                          Dr. Shearer has been President of Transylvania University
[PHOTO]                   since July 1983. Dr. Shearer is a graduate of the University of Kentucky and received a master's degree in diplomacy and international commerce from that institution. He also
                          received a master's degree and a doctorate in economics from
                          Michigan State University. Dr. Shearer has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1987.

DIRECTORS WHOSE TERMS EXPIRE AT 2001 ANNUAL MEETING OF SHAREHOLDERS

                          OWSLEY BROWN II (AGE 57)

                          Mr. Brown has been the Chairman and Chief Executive Officer
[PHOTO]                   of Brown-Forman Corporation, a consumer products company,
                          since July 1995, and was President of Brown-Forman
                          Corporation from 1987 to 1995. Mr. Brown was first named
                          Chief Executive Officer of Brown-Forman Corporation in July
                          1994. Mr. Brown is a graduate of Yale University, and
                          received his master's degree in business administration from
                          Stanford University. He has been a director of LG&E Energy since August 1990, of LG&E since May 1989 and of KU since
                          May 1998. Mr. Brown is also a member of the Board of
                          Directors of Brown-Forman Corporation and North American
                          Coal Corporation, a subsidiary of NACCO Industries, Inc.

                          J. DAVID GRISSOM (AGE 61)

                          Mr. Grissom has been Chairman of Mayfair Capital, Inc., a
[PHOTO]                   private investment firm, since April 1989. He served as
                          Chairman and Chief Executive Officer of Citizens Fidelity
                          Corporation from April 1977 until March 31, 1989. Upon the acquisition of Citizens Fidelity Corporation by PNC
                          Financial Corp. in February 1987, Mr. Grissom served as Vice
                          Chairman and as a Director of PNC Financial Corp. until
                          March 1989. Mr. Grissom is a graduate of Centre College and the University of Louisville School of Law. Mr. Grissom has
                          been a director of LG&E Energy since August 1990, of LG&E
                          since January 1982 and of KU since May 1998. He is also a
                          member of the Board of Directors of Providian Financial
                          Corporation and Churchill Downs, Inc.

                          CAROL M. GATTON (AGE 67)

                          Mr. Gatton has been Chairman and Director of Area Bancshares
[PHOTO]                   Corporation, an Owensboro, Kentucky bank holding company,
                          since April 1976. Mr. Gatton is also owner of Bill Gatton
                          Chevrolet-Cadillac-Isuzu in Bristol, Tennessee. Mr. Gatton
                          is a graduate of the University of Kentucky, and received a master's degree in business administration from the
                          University of Pennsylvania, Wharton School of Business.
                          Mr. Gatton has been a director of LG&E Energy and LG&E since
                          May 1998 and of KU since 1996.

                          LEE T. TODD, JR., PH.D. (AGE 53)

                          Dr. Todd has been President and Chief Executive Officer and
[PHOTO]                   director of DataBeam Corporation, a Lexington, Kentucky
                          high-technology firm, since April 1976. Dr. Todd is a
                          graduate of the University of Kentucky. He also received a master's degree and doctorate in electrical engineering from the Massachusetts Institute of Technology. Dr. Todd has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1995.

DIRECTORS WHOSE TERMS EXPIRE AT 2002 ANNUAL MEETING OF SHAREHOLDERS

                          MIRA S. BALL (AGE 65)

                          Mrs. Ball has been Secretary-Treasurer and Chief Financial
[PHOTO]                   Officer of Ball Homes, Inc., a residential developer and
                          property management company in Lexington, Kentucky, since
                          August 1959. Mrs. Ball is a graduate of the University of
                          Kentucky. Mrs. Ball has been a director of LG&E Energy and
                          LG&E since May 1998 and of KU since 1992.

                          ROGER W. HALE (AGE 56)
                          Mr. Hale has been a Director and Chairman of the Board and
                          Chief Executive Officer of LG&E Energy since August 1990.
        [PHOTO1]          Mr. Hale served as President of LG&E Energy from August 1990 to May 1998. Mr. Hale has also been Chief Executive Officer and a Director of LG&E since June 1989, Chairman of the
                          Board of LG&E since February 1, 1990, and served as
                          President of LG&E from June 1989 until January 1, 1992.
                          Mr. Hale has been a Director and Chairman of the Board and
                          Chief Executive Officer of KU since May 1998. Prior to his coming to LG&E, Mr. Hale served as Executive Vice President of Bell South Enterprises, Inc. Mr. Hale is a graduate of
                          the University of Maryland, and received a master's degree in management from the Massachusetts Institute of
                          Technology, Sloan School of Management. Mr. Hale is also a member of the Board of Directors of Global TeleSystems
                          Group, Inc. and H&R Block, Inc.

                          DAVID B. LEWIS (AGE 55)

                          Mr. Lewis is a founding partner of the law firm of Lewis &
[PHOTO]                   Munday, a Professional Corporation, in Detroit, Michigan.
                          Since 1972, Mr. Lewis has served as Chairman of the Board
                          and a Director of the firm. Mr. Lewis is a graduate of
                          Oakland University and received his law degree from the
                          University of Michigan Law School. He also received a
                          master's degree in business administration from the
                          University of Chicago Graduate School of Business.
                          Mr. Lewis has been a director of LG&E Energy and LG&E since
                          November 1992 and of KU since May 1998. Mr. Lewis is also a member of the Board of Directors of TRW, Inc., M.A. Hanna
                          Company and Comerica Bank, a subsidiary of Comerica
                          Incorporated.

                          ANNE H. MCNAMARA (AGE 52)

                          Mrs. McNamara has been Senior Vice President and General
[PHOTO]                   Counsel of AMR Corporation and its subsidiary, American
                          Airlines, Inc., since June 1988. Mrs. McNamara is a graduate of Vassar College, and received her law degree from Cornell
                          University. She has been a director of LG&E Energy and LG&E since November 1991 and of KU since May 1998. Mrs. McNamara is also a member of the Board of Directors of The SABRE
                          Group Holdings, Inc.

                          FRANK V. RAMSEY, JR. (AGE 68)

                          Mr. Ramsey has been President and a Director of Dixon Bank,
[PHOTO]                   Dixon, Kentucky, since October 1972. Mr. Ramsey is a
                          graduate of the University of Kentucky. Mr. Ramsey has been a director of LG&E Energy and LG&E since May 1998 and of KU since 1986.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Each member of the Board of Directors of LG&E is also a director of LG&E Energy and KU. The committees of the Board of Directors of LG&E include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Pursuant to board and committee resolutions, the Long-Range Planning Committee was discontinued in December 1999. The directors who are members of the various committees of LG&E serve in the same capacity for purposes of the LG&E Energy and KU Boards of Directors.

    During 1999, there were a total of 11 meetings of the LG&E Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and committees of the Board on which they served.

COMPENSATION OF DIRECTORS

    Directors who are also officers of LG&E Energy or its subsidiaries receive no compensation in their capacities as directors. During 1999, non-employee directors received a retainer of approximately $2,333 per month, or $28,000 annually ($30,000 annually for committee chairmen), a fee for Board meetings of $1,100 per meeting, a fee for each committee meeting of $1,000 and, where appropriate, reimbursement for expenses incurred in traveling to meetings. Non-employee directors residing out of Kentucky received an additional $1,000 compensation for each Board or committee meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E Energy, LG&E and KU during 1999.

    Non-employee directors of LG&E may elect to defer all or a part of their fees (including retainers, fees for attendance at regular and annual meetings, committee meetings and travel compensation) pursuant to the LG&E Energy Corp. Deferred Stock Compensation Plan (the "Deferred Stock Plan"). Each deferred amount is credited by LG&E Energy to a bookkeeping account and then is converted into a stock equivalent on the date the amount is credited. The number of stock equivalents credited to the director is based upon the average of the high and the low sale price of LG&E Energy common stock on the New York Stock Exchange for the five trading days prior to the conversion. Additional stock equivalents will be added to stock accounts at the time that dividends are declared on LG&E Energy common stock, in an amount equal to the amount of LG&E Energy common stock that could be purchased with dividends that would be paid on the stock equivalents if converted to LG&E Energy common stock. In the event that LG&E Energy is a party to any consolidation, recapitalization, merger, share exchange or other business combination such as the proposed PowerGen Merger in which all or a part of the outstanding LG&E Energy common stock is changed into or exchanged for stock or other securities of the other entity or LG&E Energy, or for cash or other property, the stock account of a participating director shall be converted to such new securities or consideration equal to the amount each share of LG&E Energy common stock received, multiplied by the number of share equivalents in the stock account. Accordingly, if the PowerGen Merger is completed, each share equivalent will be converted into the right to receive $24.85 in cash, without interest.

    A director will be eligible to receive a distribution from his or her account only upon termination of service by death, retirement or otherwise. Following departure from the Board, the distribution will occur, at the director's election, either in one lump sum or in no more than five annual installments. The distribution will be made, at the director's election, either in LG&E Energy common stock or in cash equal to the then-market price of the LG&E Energy common stock allocated to the director's stock account. At February 25, 2000, 7 directors of LG&E were participating in the Deferred Stock Plan.

    Non-employee directors also receive stock options pursuant to the LG&E Energy Corp. Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by LG&E Energy's shareholders at the 1994 Annual Meeting. Under the terms of the Directors' Option Plan, upon initial election or appointment to the Board, each new director, who has not been an employee or officer of LG&E Energy within the preceding three years, receives an option grant for 4,000 shares of LG&E Energy common stock. Following the initial grant, eligible directors receive an annual option grant of 4,000 shares on the first Wednesday of each February. Option grants for 1994-1996 were for 2,000 shares, all of which were adjusted in April 1996 to reflect a two-for-one stock split. The option exercise price per share for each share of LG&E Energy common stock is the fair market value at the time of grant. Options granted are not exercisable during the first twelve months from the date of grant and will terminate 10 years from the date of grant. In the event of a tender offer or an exchange offer for shares of LG&E Energy common stock, all then exercisable, but unexercised options granted under the Directors' Option Plan will continue to be exercisable for thirty days following the first purchase of shares pursuant to such tender or exchange offer.

    The Directors' Option Plan authorizes the issuance of up to 500,000 shares of LG&E Energy common stock, of which 295,000 shares are subject to existing options at a weighted average per share price of $21.93. As of March 31, 2000, each non-employee director held 24,000 exercisable options and 4,000 unexercisable options to purchase LG&E Energy Common Stock, with the exception of Mrs. McNamara, who held 23,000 exercisable options and 4,000 unexercisable options each, and Messrs. Gatton, Ramsey and Rouse, Mrs. Ball and Drs. Shearer and Todd, who each held 8,000 exercisable and 4,000 unexercisable options. The number of shares subject to the Directors' Option Plan and subject to awards outstanding under the plan will adjust with any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares, or any similar corporate change. Pursuant to the Merger Agreement, options held by a director under the Directors' Option Plan will be converted upon completion of the PowerGen Merger at the director's option into either option to acquire American Depositary Shares ("ADS") of PowerGen (at an agreed upon exchange ratio) or cash.

AUDIT COMMITTEE

    The Audit Committee of the Board is composed of Messrs. Ballard, Brown, Gatton, Grissom, Lewis and Ramsey, Mrs. Ball and Drs. Shearer and Todd. During 1999, the Audit Committee maintained direct contact with the independent auditors and LG&E's Internal Auditor to review the following matters pertaining to LG&E and to LG&E Energy and its subsidiaries, including KU: the adequacy of accounting and financial reporting procedures; the adequacy and effectiveness of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of these companies' accounts and financial affairs that the Audit Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met four times during 1999.

COMPENSATION COMMITTEE

    The Compensation Committee, composed of non-employee directors, approves the compensation of the Chief Executive Officer and the executive officers of LG&E Energy, LG&E and KU. The Committee makes recommendations to the full Board regarding benefits provided to executive officers and the establishment of various employee benefit plans. The members of the Compensation Committee are Messrs. Gatton, Grissom, Morton, Ramsey and Rouse and Mrs. McNamara. The Compensation Committee met five times during 1999.

NOMINATING AND GOVERNANCE COMMITTEE

    The Nominating and Governance Committee is composed of the Chairman of the Board and certain other directors. The Committee reviews and recommends to the Board of Directors nominees to serve on the Board and their compensation. The Committee considers nominees suggested by other members of the Board, by members of management and by shareholders. To be considered for inclusion in the slate of nominees proposed by the Board of Directors at an annual meeting, shareholder recommendations must be submitted in writing to the Secretary of LG&E not later than 120 days prior to the annual meeting. In addition, the Articles of Incorporation and bylaws of LG&E contain procedures governing shareholder nominations for election of directors at a shareholders' meeting. The Chairman of the Annual Meeting may refuse to acknowledge the nomination of any person not made in compliance with these procedures. The members of the Nominating and Governance Committee are Messrs. Ballard, Brown, Hale (ex officio), Lewis, Ramsey and Rouse, Mrs. Ball and Mrs. McNamara and Dr. Shearer. The Nominating and Governance Committee met three times during 1999.

PROPOSAL NO. 2

                   APPROVAL OF INDEPENDENT AUDITORS FOR 2000

    Based upon the recommendation of the Audit Committee, the Board of Directors, subject to ratification by shareholders, has selected Arthur Andersen LLP as independent auditors to audit the accounts of LG&E for the fiscal year ending December 31, 2000. Arthur Andersen has audited the accounts of LG&E Energy since its organization in 1990, and has audited the accounts of LG&E (as well as those of KU) for many years. The shareholders previously approved the employment of the firm at the Annual Meeting on April 21, 1999.

    Representatives of Arthur Andersen LLP will be present at the annual meeting. Such representatives will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    As previously stated, LG&E Energy intends to vote all of the outstanding shares of common stock of the Company in favor of approval of the appointment of Arthur Andersen LLP as independent auditors, and since LG&E Energy's ownership of such common stock represents over 96% of the voting power of the Company, the approval of such independent auditors is assured.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors ("Committee") is comprised wholly of non-employee directors and makes all decisions regarding the compensation of LG&E's executive officers, including the setting of base pay and the administration of LG&E Energy's Omnibus Long-Term Incentive Plan (the "Long-Term Plan") and Short-Term Incentive Plan (the "Short-Term Plan"), each as defined herein.

    The Company's executive compensation program and the target awards and opportunities for executives are designed to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry nationwide. The executive compensation program has been developed and implemented over time through consultation with, and upon the recommendations of, nationally-recognized executive compensation consultants. The Committee and the Board of Directors have continued access to such consultants as desired, and are provided with independent compensation data for their review.

    LG&E is a principal subsidiary of LG&E Energy. As noted above, the members of the committees and of Board of Directors of LG&E also serve in the same capacity for LG&E Energy. Certain executive officers of LG&E are also executive officers of LG&E Energy. For those individuals, references below to the Committee and Board of Directors refer to the Compensation Committee and Board of Directors of both LG&E and LG&E Energy unless otherwise indicated, and discussions of their compensation include compensation earned for services to both LG&E and LG&E Energy. Set forth below is a report submitted by the members of the Committee addressing LG&E Energy's compensation policies during 1999 for officers of LG&E and LG&E Energy, including the executive officers named in the following tables.

COMPENSATION PHILOSOPHY

    There are three major components of LG&E's and LG&E Energy's executive compensation program: (1) base salary; (2) short-term or annual incentives; and
(3) long-term incentives. LG&E Energy developed its executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives are premised on the belief that the interests of executives should be closely aligned with those of LG&E Energy's shareholders. Based on this philosophy, these two portions of each executive's total compensation package are placed at risk and are linked to the accomplishment of specific results that are designed to benefit LG&E Energy's shareholders in both the short-term and long-term. Under this pay-for-performance approach, a highly competitive level of compensation can be earned in years of strong performance. Conversely, in years of below-average performance, compensation may decline below competitive benchmarks.

    The executive compensation program also recognizes that LG&E's and LG&E Energy's compensation practices must be competitive not only with utilities and utility holding companies, but also with companies in general industry to ensure that a stable and successful management team can be recruited and retained. The Committee believes that LG&E Energy's most direct competitors for executive talent are not limited to the companies that would be included in the utility industry index against which shareholder returns may be compared. For this reason, the various compensation peer groups as established below, are not the same as the utility industry index in the Comparison of Five-Year Total Return graph included on page 15 of this proxy statement.

    Pursuant to this competitive market positioning philosophy, in establishing compensation levels for all executive positions for 1999, the Committee reviewed competitive compensation information for general industry companies with revenue between $2 - $3 billion (the "Survey Group") and established targeted total direct compensation (base salary plus short-term incentives and long-term incentives) for each executive for 1999 to approach the 50th percentile of the competitive range from the Survey Group. Salaries, short-term incentives and long-term incentives for 1999 are described below.

    The 1999 compensation information set forth in other sections of this proxy statement, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 1999 for all executive officers except for Mr. Roger
W. Hale. Mr. Hale's compensation is determined in accordance with the terms of his employment agreement (See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION--CHIEF EXECUTIVE OFFICER COMPENSATION" on pages 13-14 of this proxy statement for a description of his 1999 compensation).

BASE SALARY

    The base salaries for LG&E and LG&E Energy executive officers for 1999 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

SHORT-TERM INCENTIVES

    The Short-Term Plan provides for Company Performance Awards and Individual Performance Awards, each of which is expressed as a percentage of base salary and each of which is determined independent of the other. The Committee established the performance goals for LG&E Energy Performance Awards and Individual Performance Awards at the beginning of the 1999 performance year. Payment of Company Performance Awards for executive officers was based 100% on Net Income Available for common stock ("NIAC"), including certain adjustments deemed appropriate by the Committee. Payment of Individual Performance Awards was based 100% on Management Effectiveness, which includes a customer satisfaction element for certain participants. The awards varied within the executive officer group based upon the nature of each individual's functional responsibilities, with more senior officers having a greater short-term award opportunity.

    For 1999, Company Performance Award targets for executive officers ranged from 21% to 36% of base salary, and the Individual Performance Award targets ranged from 14% to 24% of base salary. Both awards were established to be competitive with the 50th percentile of such awards granted to comparable executives employed by companies in the Survey Group. The individual officers were eligible to receive from 0% to 175% of their targeted amounts, dependent upon Company and individual performance during 1999 as measured by NIAC with regard to Company Performance Awards, and as measured by Management Effectiveness with regard to Individual Performance Awards.

    Based upon applicable performance relative to the established targets, payouts of Company Performance Awards for 1999 to the executive officers ranged from 20% to 41% of base salary, and payouts for the Individual Performance Awards to the executive officers ranged from 13% to 40% of base salary.

LONG-TERM INCENTIVES

    The Long-Term Plan is administered by a committee of not less than three non-employee directors of LG&E Energy who are appointed by the Board of Directors. At this time, the Committee administers the Long-Term Plan. The Long-Term Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. In 1999, the Committee chose to award stock options and performance units to executive officers.

    The Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the stock options and performance units (delivered 50% in the form of performance units and 50% in the form of nonqualified stock options in 1999) was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

    Stock options were granted to executive officers during the first quarter of 1999 at an exercise price equal to the fair market value at the time of grant and were subject to a one-year vesting requirement. During the year, newly hired or promoted officers were also eligible to receive pro-rated stock option grants under the Long-Term Plan. Since options were granted with an exercise price equal to the market value of the common stock at the time of grant, they provide no value unless LG&E Energy's stock price increases after the grants are awarded. Once the options vest, they are exercisable over a nine-year term. These awards are thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of LG&E Energy. The number of shares subject to options was determined by taking the expected value to be provided in options, as determined above, and dividing that amount by the estimated current value of an option using a variation of the Black-Scholes Option Pricing methodology provided by the outside compensation consultant. Prior awards were not considered when making new grants. Pursuant to the Merger Agreement, outstanding options will be converted upon the effectiveness of the PowerGen Merger at the election of the holder of the option into either options to acquire ADS's of PowerGen (at an agreed upon exchange ratio) or cash.

    The number of performance units granted was determined by taking the amount of the executive's long term award to be delivered in performance units (adjusted on a present value basis), as determined above, and dividing that amount by the fair market value of LG&E Energy Common Stock on the date of the grant. The value of the performance units is substantially dependent upon the changing value of LG&E Energy's Common Stock in the marketplace. Each executive officer is entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on LG&E Energy's total shareholder return over a three-year period (defined as share price increase plus dividends paid, divided by share price at beginning of the period) measured against the total shareholder return for such period ("TSR") by a peer group selected by the Committee. The peer group for measuring LG&E Energy's TSR performance (the "Long-Term Plan Peer Group") consists of approximately 80 utility holding companies and gas and electric utilities.(1) If the Merger Agreement is approved by LG&E Energy's shareholders, all outstanding performance units will be paid out in cash, based upon either the extent to which performance goals have been met at such date (as determined by the Committee) or on the value of the award at the time of grant, whichever amount is higher.

    Under the Long-Term Plan, based on Company performance during the 1997-1999 period, no payouts of long-term incentive awards were made for such period. During such period, LG&E Energy's performance was at the 4th percentile of its comparison group with respect to TSR.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of the Chief Executive Officer of LG&E and LG&E Energy,
Mr. Roger W. Hale, is governed by the terms of an employment agreement. Following commencement of his service with LG&E in April 1989, Mr. Hale's employment agreement has been periodically updated by the board to recognize his fundamental role in establishing LG&E Energy as a national and international diversified energy services company. Mr. Hale's current employment agreement (the "1998 Agreement") became effective in 1998 and provides for a term ending on May 4, 2003. (See "EXECUTIVE COMPENSATION AND OTHER INFORMATION V. EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS" on pages 20-21 of this proxy statement.)

------------------------

(1)While similar, the utilities and holding companies that are in the Long-Term Plan Peer Group are not necessarily the same as those in the Standard &
    Poor's Utility Index used in LG&E Energy Performance Graph on page 15 of this proxy statement or the Survey Group. Nevertheless, in the judgment of the Committee, the companies in the Long-Term Plan Peer Group continue to represent the appropriate peer group for performance unit compensation purposes.

    The 1998 Agreement established the minimum levels of Mr. Hale's 1999 compensation, although the Committee retains discretion to increase such compensation. For 1999, the Committee compared Mr. Hale's compensation to that of chief executive officers of companies contained in the Survey Group as well as electric and gas utilities and utility holding companies with comparable revenues, market capitalization and asset size. In setting long-term awards, LG&E Energy also considered survey data from various compensation consulting firms. Mr. Hale also receives LG&E Energy contributions to the savings plan, similar to those of other officers and employees. Details of Mr. Hale's 1999 compensation are set forth below.

    BASE SALARY. Mr. Hale was paid a total base salary of $770,000 during 1999. This amount was based upon the minimum salary amount provided in the 1998 Agreement, plus prior increases awarded by the Committee. The Committee, in determining Mr. Hale's annual salary, including increases, focused on his individual performance (including his management effectiveness, as described below), the growth of LG&E Energy and the compensation provided to other LG&E Energy, LG&E and KU officers. The 1999 increase, granted in February 1999, was 10%.

    SHORT-TERM INCENTIVES. Mr. Hale's target short-term incentive award was 65% of his 1999 base salary. Like all other executive officers receiving short-term incentive awards, Mr. Hale was eligible to receive more or less than the targeted amount, based on Company performance and individual performance. His 1999 short-term incentive payouts were based 60% on Company Performance Goals and 40% on Individual Performance Goals.

    For 1999, the Company Performance Award payout for Mr. Hale was 46% of his 1999 base salary and the Individual Performance Award payout was 46% of his 1999 base salary. The Committee considered Mr. Hale's effectiveness in several areas in determining the final Individual Performance Award. These included the financial and operational performance of LG&E Energy, LG&E, KU and other subsidiaries, customer satisfaction ratings, Company growth and other measures.

    LONG-TERM INCENTIVE GRANT. In 1999, Mr. Hale received 102,122 nonqualified stock options and 39,346 performance units for the 1999-2001 performance period. These amounts were determined in accordance with the terms of his 1998 Agreement and provide expected value representing approximately 150% of his base salary. The terms of the options and performance units for Mr. Hale are the same as for other executive officers, as described under the heading "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION--LONG-TERM INCENTIVES."

    LONG-TERM INCENTIVE PAYOUT. Under the Long-Term Plan, based on Company performance during the 1997-1999 period, no payout of long-term incentive awards were made to Mr. Hale. During such period, LG&E Energy's performance was at the 4th percentile of its comparison group with respect to TSR.

    RESTRICTED STOCK GRANTS. During 1999, the Committee awarded Mr. Hale 135,000 shares of restricted stock under the Long-Term Plan as an inducement for him to continue his employment with LG&E Energy. These awards are designed to ensure Mr. Hale's continued leadership during the upcoming period of strategic transition in the energy services industry and in recognition of increasing competition among industry participants for the services of innovative chief executive officers. These awards do not represent currently-realizable compensation to Mr. Hale. Rather, these restricted shares, including reinvested dividends, will vest only in the event of his continued employment with LG&E Energy through May 4, 2003, the term of his current employment agreement. Prior to their vesting, all restricted shares are subject to forfeiture upon termination of Mr. Hale's employment for any reason other than death, disability or termination following a change of control. Pursuant to Mr. Hale's new employment agreement, which will only become effective if the merger is completed, each share of restricted stock (including shares acquired with reinvested dividends) will be converted into the right to receive $24.85 in cash, without interest.

TAX MATTERS

    Section 162(m) of the Code was enacted in 1993 and generally prohibits LG&E Energy from deducting executive compensation in excess of $1,000,000. Qualifying "performance based compensation" is not subject to this deduction limitation if certain requirements are satisfied. It is the Committee's general intent to preserve the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. In an effort to ensure that certain compensation payable under the Long-Term Plan and Short-Term Plan remain deductible, the Committee and the Board of Directors recommended, and the shareholders approved, modification of the Long-Term Plan and adoption of a new Short-Term Plan in 1996, although not all of the compensation paid to executive officers under these two plans constitutes performance based compensation. A portion of compensation received by Mr. Hale in 1999 was not deductible.

CONCLUSION

    The Committee believes that LG&E Energy's executive compensation system served the interests of LG&E Energy and its shareholders effectively during 1999. The Committee takes very seriously its responsibilities with respect to LG&E Energy's executive compensation system, and it will continue to monitor and revise the compensation policies as necessary to ensure that LG&E Energy's compensation system continues to meet the needs of LG&E Energy and its shareholders.

MEMBERS OF THE COMMITTEE

J. David Grissom, Chairman
Carol M. Gatton
Anne H. McNamara
T. Ballard Morton, Jr.
William L. Rouse, Jr.
Lee T. Todd, Jr.

                              COMPANY PERFORMANCE

    All of the outstanding Common Stock of LG&E is owned by LG&E Energy and, accordingly, there are no trading prices for LG&E's Common Stock. The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to shareholders of LG&E Energy common stock from December 31, 1994, through December 31, 1999, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Utility Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of LG&E Energy common stock.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                          TOTAL SHAREHOLDER RETURN (1)
                               DATA POINTS (IN $)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      LG&E ENERGY  S&P UTILITIES    S&P
                                    500
1994          100            100      100
1995          121            141      137
1996          146            145      168
1997          155            179      224
1998          184            205      287
1999          122            187      347

------------------------

 (1) Total Shareholder Return assumes $100 invested on December 31, 1994, with quarterly reinvestment of dividends.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows the cash compensation paid or to be paid by LG&E Energy or any of its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of LG&E Energy who were serving as such at December 31, 1999, in all capacities in which they served during 1997, 1998 and 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                           ---------------------------------------------
                                             ANNUAL COMPENSATION              AWARDS                 PAYOUTS
                                      ---------------------------------    ------------   ------------------------------
                                                                OTHER                       SECURITIES
                                                                ANNUAL      RESTRICTED      UNDERLYING          LTIP
        NAME AND                       SALARY        BONUS      COMP.         STOCK        OPTIONS/SARS       PAYOUTS
   PRINCIPAL POSITION        YEAR       ($)           ($)        ($)        AWARDS ($)          (#)            ($)(1)
-------------------------  --------   --------      --------   --------    ------------   ---------------   ------------
Roger W. Hale                1999     770,000       703,800     47,599        2,919,489       102,122                  0
  Chairman of the Board                                                     See Note (3)                     See Note (1)
  and Chief Executive        1998     700,000       649,800     32,301               --       133,588            821,581
  Officer                    1997     580,000       311,808     18,212               --        67,728            313,037

R. Foster Duncan             1999     325,000       215,788     52,440               --        34,483                  0(1)
  Executive Vice             1998     262,903(4)    210,000     69,687(4)            --        81,221                  0
  President and Chief
  Financial Officer

Stephen R. Wood              1999     285,000       166,127      6,854               --        26,459                  0(1)
  Group Executive--          1998     265,000       120,711      7,373               --        42,799             94,543
  Retail Business            1997     245,000       138,039      6,849               --        15,605             32,306

John R. McCall               1999     300,000       204,930      7,171               --        31,830                  0(1)
  Executive Vice             1998     260,000       140,399      7,870               --        34,733             96,635
    President,               1997     245,000       114,764      6,922               --        15,605             32,306
  General Counsel and
  Corporate Secretary

Wayne T. Lucas               1999     273,000       154,818      2,919               --        25,345                  0(1)
  Executive Vice             1998     252,035       161,822      1,307               --        23,028                  0
    President--              1997     215,792        69,555      1,271               --            --             29,576
  Power Generation


                              ALL OTHER
        NAME AND            COMPENSATION
   PRINCIPAL POSITION            ($)
-------------------------  ---------------
Roger W. Hale                  55,596(2)
  Chairman of the Board
  and Chief Executive          36,191
  Officer                      26,675
R. Foster Duncan               15,623(2)
  Executive Vice                4,785
  President and Chief
  Financial Officer
Stephen R. Wood                18,593(2)
  Group Executive--            13,377
  Retail Business               8,721
John R. McCall                 17,252(2)
  Executive Vice               15,582
    President,                 11,414
  General Counsel and
  Corporate Secretary
Wayne T. Lucas                 15,544
  Executive Vice                9,500
    President--                 4,750
  Power Generation

------------------------

 (1) Due to LG&E Energy stock performance compared to peer group, no Long-Term Plan payouts were made for 1997-1999 performance cycle.

 (2) Includes employer contributions to 401(k) plan, nonqualified thrift plan and employer paid life insurance premiums in 1999 as follows: Mr. Hale $4,358, $18,288 and $32,950, respectively; Mr. Duncan $4,775, $10,113 and
     $735, respectively; Mr. Wood $4,050, $8,121 and $6,422, respectively;
     Mr. McCall $4,662, $8,250 and $4,340, respectively and Mr. Lucas $3,336, $7,508 and $4,700, respectively;.

 (3) Amount shown represents dollar value of restricted stock awards, determined by multiplying the number of shares in each award by the closing market price as of the receipt date of grant. These awards do not represent currently-realizable compensation to Mr. Hale. The restricted shares are forfeited in the event Mr. Hale's employment is terminated for any reason prior to May 4, 2003, the term of his current employment agreement, other than due to death, disability or termination following a change in control. Under Mr. Hale's new employment agreement, the restricted shares will be converted to a right to receive merger consideration of $24.85 per share in cash, without interest. Income tax is payable upon the awards at the time of their vesting. Dividends are paid in the form of additional grants of restricted shares representing reinvested dividends and are subject to the same vesting date and conditions as the initial grant. At December 31, 1999, the aggregate restricted stock holdings of Mr. Hale were 137,571 shares ($2,398,894) valued at such year-end closing market price.

 (4) Reported compensation is only for a portion of the year. Mr. Duncan joined LG&E Energy on January 12, 1998. Other Annual Compensation for that year includes a relocation payment of $68,686.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN 1999 FISCAL YEAR

    The following table contains information at December 31, 1999, with respect to grants of stock options and stock appreciation rights (SARs) to the named executive officers:

                               INDIVIDUAL GRANTS                                                  POTENTIAL
                       ---------------------------------                                     REALIZABLE VALUE AT
                          NUMBER OF        PERCENT OF                                           ASSUMED ANNUAL
                         SECURITIES           TOTAL                                             RATES OF STOCK
                         UNDERLYING       OPTIONS/SARS      EXERCISE                          PRICE APPRECIATION
                        OPTIONS/SARS       GRANTED TO       OR BASE                            FOR OPTION TERM
                         GRANTED (#)      EMPLOYEES IN       PRICE       EXPIRATION    --------------------------------
        NAME                 (1)           FISCAL YEAR     ($/SHARE)        DATE        0%($)       5%($)      10%($)
---------------------  ---------------   ---------------   ----------   ------------   --------   ---------   ---------
Roger W. Hale              102,122            16.8%          25.75       02/03/2009       0       1,653,767   3,819,887
R. Foster Duncan            34,483             5.7%          25.75       02/03/2009       0         558,419   1,289,841
Stephen R. Wood             26,459             4.3%          25.75       02/03/2009       0         428,478     989,702
John R. McCall              31,830             5.2%          25.75       02/03/2009       0         515,456   1,190,605
Wayne T. Lucas              25,345             4.2%          25.75       02/03/2009       0         410,438     948,033

------------------------

 (1) Options are awarded at fair market value at time of grant; unless otherwise indicated, options vest in one year and are exercisable over a ten-year term.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
              AGGREGATED OPTION/SAR EXERCISES IN 1999 FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

    The following table sets forth information with respect to the named executive officers concerning the exercise of options and/or SARs during 1999 and the value of unexercised options and SARs held by them as of December 31, 1999:

                                                                                                        VALUE OF
                                                                                     NUMBER OF        UNEXERCISED
                                                                                    SECURITIES         IN -THE -
                                                                                    UNDERLYING           MONEY
                                                           SHARES                   UNEXERCISED       OPTIONS/SARS
                                                          ACQUIRED                 OPTIONS/SARS        AT FY-END
                                                             ON         VALUE      AT FY-END (#)         ($)(1)
                                                          EXERCISE    REALIZED     EXERCISABLE/       EXERCISABLE/
                         NAME                               (#)          ($)       UNEXERCISABLE     UNEXERCISABLE
-------------------------------------------------------  ----------   ---------   ---------------   ----------------
Roger W. Hale                                                0         N/A        269,630/102,122         0/0
R. Foster Duncan                                             0         N/A         81,221/34,413          0/0
Stephen R. Wood                                              0         N/A         88,808/26,459        29,956/0
John R. McCall                                               0         N/A         72,384/31,830          0/0
Wayne T. Lucas                                               0         N/A         23,028/25,345          0/0

------------------------

 (1) Dollar amounts reflect market value of LG&E Energy common stock at year-end, minus the exercise price.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE
              LONG-TERM INCENTIVE PLAN AWARDS IN 1999 FISCAL YEAR

    The following table provides information concerning awards made in 1999 to the named executive officers under the Long-Term Plan.

                                        NUMBER       PERFORMANCE OR            ESTIMATED FUTURE PAYOUTS UNDER
                                      OF SHARES,      OTHER PERIOD              NON-STOCK PRICE BASED PLANS
                                       UNITS OR           UNTIL                    (NUMBER OF SHARES) (1)
                                         OTHER         MATURATION       --------------------------------------------
                NAME                    RIGHTS          OR PAYOUT        THRESHOLD(#)    TARGET(#)      MAXIMUM(#)
------------------------------------  -----------   -----------------   --------------   ----------   --------------
Roger W. Hale                           39,346         12/31/2001           15,738         39,346         59,019
R. Foster Duncan                         6,643         12/31/2001            2,657          6,643          9,965
Stephen R. Wood                          5,097         12/31/2001            2,039          5,097          7,646
John R. McCall                           6,132         12/31/2001            2,453          6,132          9,198
Wayne T. Lucas                           4,882         12/31/2001            1,953          4,882          7,323

------------------------

 (1) The table indicates the number of performance units that are paid 50% in stock and 50% in cash at maturation.

    Each performance unit awarded represents the right to receive an amount payable 50% in LG&E Energy common stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout is determined by the then-fair market value of LG&E Energy common stock. For awards made in 1999, the Long-Term Plan rewards executives on a three-year rolling basis dependent upon the total shareholder return for shareholders. The target for award eligibility requires that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in the Long-Term Plan Peer Group. The Committee sets a contingent award for each management level selected to participate in the Plan and such amount is the basis upon which incentive compensation is determined. Depending on the level of achievement, the participant can receive from zero to 150% of the contingent award amount. Payments made under the Long-Term Plan in 1999 are reported in the summary compensation table for the year of payout.

PENSION PLANS

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with LG&E Energy and its subsidiaries:

                            1999 PENSION PLAN TABLE

                                YEARS OF SERVICE
               --------------------------------------------------
REMUNERATION       15           20           25       30 OR MORE
------------   ----------   ----------   ----------   -----------
 $  100,000    $   47,524   $   47,524   $   47,524   $   55,433
 $  150,000    $   79,524   $   79,524   $   79,524   $   85,133
 $  200,000    $  111,524   $  111,524   $  111,524   $  111,524
 $  250,000    $  143,524   $  143,524   $  143,524   $  143,524
 $  300,000    $  175,524   $  175,524   $  175,524   $  175,524
 $  350,000    $  207,524   $  207,524   $  207,524   $  207,524
 $  400,000    $  239,524   $  239,524   $  239,524   $  239,524
 $  450,000    $  271,524   $  271,524   $  271,524   $  271,524
 $  500,000    $  303,524   $  303,524   $  303,524   $  303,524
 $  550,000    $  335,524   $  335,524   $  335,524   $  335,524
 $  600,000    $  367,524   $  367,524   $  367,524   $  367,524
 $  650,000    $  399,524   $  399,524   $  399,524   $  399,524
 $  700,000    $  431,524   $  431,524   $  431,524   $  431,524
 $  750,000    $  463,524   $  463,524   $  463,524   $  463,524
 $  800,000    $  495,524   $  495,524   $  495,524   $  495,524
 $  850,000    $  527,524   $  527,524   $  527,524   $  527,524
 $  900,000    $  559,524   $  559,524   $  559,524   $  559,524
 $  950,000    $  591,524   $  591,524   $  591,524   $  591,524
 $1,000,000    $  623,524   $  623,524   $  623,524   $  623,524
 $1,050,000    $  655,524   $  655,524   $  655,524   $  655,524
 $1,100,000    $  687,524   $  687,524   $  687,524   $  687,524
 $1,150,000    $  719,524   $  719,524   $  719,524   $  719,524
 $1,200,000    $  751,524   $  751,524   $  751,524   $  751,524
 $1,250,000    $  783,524   $  783,524   $  783,524   $  783,524
 $1,300,000    $  815,524   $  815,524   $  815,524   $  815,524
 $1,350,000    $  847,524   $  847,524   $  847,524   $  847,524
 $1,400,000    $  879,524   $  879,524   $  879,524   $  879,524
 $1,450,000    $  911,524   $  911,524   $  911,524   $  911,524
 $1,500,000    $  943,524   $  943,524   $  943,524   $  943,524
 $1,550,000    $  975,524   $  975,524   $  975,524   $  975,524
 $1,600,000    $1,007,524   $1,007,524   $1,007,524   $1,007,524
 $1,650,000    $1,039,524   $1,039,524   $1,039,524   $1,039,524
 $1,700,000    $1,071,524   $1,071,524   $1,071,524   $1,071,524

    A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The estimated years of service for each named executive employed by LG&E Energy at December 31, 1999 is as follows: 33 years for Mr. Hale; 2 years for Mr. Duncan; 5 years for Mr. McCall; 10 years for
Mr. Wood; and 30 years for Mr. Lucas. Benefits shown are computed as a straight life single annuity beginning at age 65.

    Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E Energy, LG&E and KU with at least one year of service with any company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E Energy, LG&E and KU. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provides for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E Energy, LG&E or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 36 months' average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or nonqualified plan sponsored by LG&E Energy, LG&E or certain prior employers, and primary Social Security benefits. Under Mr. Hale's prior employment agreement (see below), he may elect to commence payment of his retirement benefits at age 50. If he retires prior to age 65, Mr. Hale's benefits will be reduced by factors set forth in the prior employment agreement. The special plan will terminate as of the closing of the merger, pursuant to Mr. Hale's new employment agreement with LG&E Energy dated as of February 25, 2000.

    The estimated annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plan upon normal retirement at age 65 and after deduction of Social Security benefits will be $789,649 for Mr. Hale; $294,692 for Mr. Duncan; $275,189 for Mr. McCall; $147,172 for
Mr. Lucas; and $260,172 for Mr. Wood.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
ARRANGEMENTS AND CHANGE IN CONTROL PROVISIONS

    On May 20, 1997, Mr. Hale entered into an employment agreement with LG&E Energy for services to be provided to LG&E Energy and its subsidiaries, including LG&E and KU with an initial term of five years ending on May 4, 2003.

    Under the agreement, Mr. Hale is entitled to an annual base salary of not less than $675,000, subject to annual review by the Compensation Committee, and to participate in the Short-Term Plan and Long-Term Plan. Mr. Hale's agreement with LG&E Energy provides for a short-term incentive target award of not less than 60% of base salary and long-term incentive grants with a present value of not less than 110% of base salary to be delivered two-thirds in the form of performance units/shares and one-third in the form of non-qualified stock options. In addition, the agreement provides that a life insurance policy in the amount of not less than $2 million shall be provided to Mr. Hale at LG&E Energy's expense. LG&E Energy's board of directors may terminate the agreement at any time and, if it does so for reasons other than cause, LG&E Energy must pay Mr. Hale's base salary plus his target short-term incentive award for the remaining term of his employment contract, but not less than two years.
Mr. Hale has agreed that this agreement will terminate effective as of the closing of the merger.

    During 1998, officers of LG&E Energy and LG&E entered into revised change in control agreements, which agreements generally provide for the benefits described below. In the event of a change in control, all such officers of LG&E Energy shall be entitled to the following payment if, within twenty-four months after such change in control, they are terminated for reasons other than cause or disability, or their employment responsibilities are altered: (1) all accrued compensation; (2) a severance amount equal to 2.99 times the sum of (a) his or her annual base salary and (b) his or her bonus or "target" award paid or payable pursuant to the Short-Term Plan. Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Code, or be subject to an excise tax imposed by Section 4999 of the Code and, in the latter case, LG&E Energy will "gross up" the applicable severance payments to the executive to cover any excise taxes that may be due. The executive is entitled to receive such amounts in a lump-sum payment within thirty days of termination. A change in control encompasses certain merger and acquisitions, changes in Board membership and acquisitions of voting securities of LG&E

Energy, and will include the merger with PowerGen. Mr. Hale has agreed that this agreement shall terminate effective as of the closing of the merger, and in consideration of this termination, Mr. Hale has entered into a new employment agreement with LG&E Energy dated as of February 25, 2000. In addition, Mr. Hale and four senior executives agreed to terminate their current change in control agreements with LG&E Energy, in exchange for entering into new employment and change in control severance agreements.

    Also, upon a change in control of LG&E Energy, all stock-based awards shall vest 100%, and all performance-based awards, such as performance units and performance shares, shall immediately be paid out in cash, based upon either the extent to which the performance goals have been met through the effective date of the change in control (as determined by LG&E Energy's Compensation Committee), or the value of the award at the time of the grant, whichever amount is higher. Additionally, executives shall receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance.

                             SHAREHOLDER PROPOSALS
                            FOR 2001 ANNUAL MEETING

    Any shareholder may submit a proposal for consideration at the 2001 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in the proxy statement for consideration at the 2001 annual meeting should forward the proposal so that it will be received at LG&E's principal executive offices no later than December 20, 2000. Proposals received by that date that are proper for consideration at the annual meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in the 2001 proxy statement.

    Under LG&E's bylaws, shareholders intending to submit a proposal in person at the annual meeting must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of LG&E (a) not less than 90 days prior to the meeting date or (b) if the meeting date is not publicly announced more than 100 days prior to the meeting, by the tenth day following such announcement. Proposals not properly submitted will be considered untimely.

                                 OTHER MATTERS

    At the annual meeting, it is intended that the first two items set forth in the accompanying notice and described in this proxy statement will be presented. Should any other matter be properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. Any such matter must comply with those provisions of LG&E's Articles of Incorporation requiring advance notice for new business to be acted upon at the meeting. The Board of Directors knows of no other matters that may be presented at the meeting.

    LG&E will bear the costs of printing and preparing this proxy solicitation. LG&E will provide copies of this proxy statement, the accompanying proxy and the Annual Report and Appendix to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of LG&E, in person or by telephone. LG&E has retained D.F. King & Co., Inc., a firm of professional proxy solicitors, to assist in the solicitations at an estimated fee of $2,500 plus reimbursement of reasonable expenses with the LG&E Annual Meeting.

    ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF LG&E'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR 1999 BY SUBMITTING A REQUEST IN WRITING TO: JOHN R. MCCALL, SECRETARY, LOUISVILLE GAS AND ELECTRIC COMPANY, P.O. BOX 32010, 220 WEST MAIN STREET, LOUISVILLE, KENTUCKY 40232.

                                     [LOGO]
                           PRINTED ON RECYCLED PAPER

                       LOUISVILLE GAS AND ELECTRIC COMPANY

                              1999 FINANCIAL REPORT

                       LOUISVILLE GAS AND ELECTRIC COMPANY

                              1999 FINANCIAL REPORT

                                TABLE OF CONTENTS


Index of Abbreviations ....................................................    1

Selected Financial Data ...................................................    2

Management's Discussion and Analysis ......................................    3

Statements of Income ......................................................   13

Statements of Retained Earnings ...........................................   13

Statements of Comprehensive Income ........................................   14

Balance Sheets ............................................................   15

Statements of Cash Flows ..................................................   16

Statements of Capitalization ..............................................   17

Notes to Financial Statements .............................................   18

Report of Management ......................................................   37

Report of Independent Public Accountants ..................................   38


38

                       LOUISVILLE GAS AND ELECTRIC COMPANY

                             INDEX OF ABBREVIATIONS

Act                              The Clean Air Act Amendments of 1990
Capital Corp.                    LG&E Capital Corp.
D&P                              Duff & Phelps Credit Rating Co.
DSM                              Demand Side Management
ECR                              Environmental Cost Recovery
EITF                             Emerging Issues Task Force Issue
EPA                              U.S. Environmental Protection Agency
ESM                              Earnings Sharing Mechanism
FAC                              Fuel Adjustment Clause
FERC                             Federal Energy Regulatory Commission
FT                               Firm Transportation
GSC                              Gas Supply Clause
IBEW                             International Brotherhood of Electrical Workers
IMEA                             Illinois Municipal Electric Agency
IMPA                             Indiana Municipal Power Agency
Kentucky Commission              Kentucky Public Service Commission
KIUC                             Kentucky Industrial Utility Consumers, Inc.
KU                               Kentucky Utilities Company
KU Energy                        KU Energy Corporation
Kva                              Kilovolt-ampere
LEM                              LG&E Energy Marketing Inc.
LG&E                             Louisville Gas and Electric Company
LG&E Energy                      LG&E Energy Corp.
Mcf                              Thousand Cubic Feet
MGP                              Manufactured Gas Plant
Mmbtu                            Million British thermal units
Moody's                          Moody's Investor Services, Inc.
Mw                               Megawatts
NAAQS                            National Ambient Air Quality Standards
NNS                              No-Notice Service
NOx                              Nitrogen Oxide
PBR                              Performance-Based Ratemaking
PUHCA                            Public Utility Holding Company Act of 1935
S&P                              Standard & Poor's Rating Services
SERP                             Supplemental Security Plan
SFAS                             Statement of Financial Accounting Standards
SIP                              State Implementation Plan
SO2                              Sulfur Dioxide
SOP                              Statement of Position
Trimble County                   LG&E's Trimble County Unit 1


                        Louisville Gas and Electric Company
                             Selected Financial Data
                             Years Ended December 31
                                (Thousands of $)


                                   1999           1998           1997          1996           1995
                                   ----           ----           ----          ----           ----
Operating revenues:
Revenues                       $   969,984    $   854,556    $   845,543   $   821,115    $  751,763
Provision for rate refunds          (1,735)        (4,500)          --            --         (28,300)
                               -----------    -----------    -----------   -----------   -----------
  Total operating revenues         968,249        850,056        845,543       821,115       723,463
                               ===========    ===========    ===========   ===========   ===========

Net operating income:
Before unusual items               142,263        138,207        148,186       147,263       138,203
Provision for rate refunds          (2,172)        (2,684)          --            --         (16,877)
                               -----------    -----------    -----------   -----------   -----------
  Total net operating income       140,091        135,523        148,186       147,263       121,326
                               ===========    ===========    ===========   ===========   ===========

Net income:
Before unusual items               108,442        104,381        113,273       107,941       100,061
Provision for rate refunds          (2,172)        (2,684)          --            --         (16,877)
Merger costs                          --          (23,577)          --            --            --
                               -----------    -----------    -----------   -----------   -----------
  Net income                       106,270         78,120        113,273       107,941        83,184
                               ===========    ===========    ===========   ===========   ===========

Net income available
  for common stock                 101,769         73,552        108,688       103,373        76,873
                               ===========    ===========    ===========   ===========   ===========

Total assets                     2,171,452      2,104,637      2,055,641     2,006,712     1,979,490
                               ===========    ===========    ===========   ===========   ===========

Long-term obligations
  (including amounts
  due within one year)         $   626,800    $   626,800    $   646,800   $   646,800   $   662,800
                               ===========    ===========    ===========   ===========   ===========


Management's Discussion and Analysis of Results of Operations and Financial Condition and Notes to Financial Statements should be read in conjunction with the above information.

                       Louisville Gas and Electric Company
          Management's Discussion and Analysis of Results of Operations
                             and Financial Condition

GENERAL

The following discussion and analysis by management focuses on those factors that had a material effect on LG&E's financial results of operations and financial condition during 1999, 1998, and 1997 and should be read in connection with the financial statements and notes thereto.

Some of the following discussion may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "expect," "estimate," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include: general economic conditions; business and competitive conditions in the energy industry; changes in federal or state legislation; unusual weather; actions by state or federal regulatory agencies; and other factors described from time to time in Louisville Gas and Electric Company's reports to the Securities and Exchange Commission, and Exhibit No. 99.01 to LG&E Energy's annual report on Form 10-K for the year ended December 31, 1998.

MERGER

Effective May 4, 1998, following the receipt of all required state and federal regulatory approvals, LG&E Energy and KU Energy merged, with LG&E Energy as the surviving corporation. The outstanding preferred stock of LG&E, a subsidiary of LG&E Energy, was not affected by the merger. See Note 2 of Notes to Financial Statements.

RESULTS OF OPERATIONS

Net Income

LG&E's net income increased $28.2 million for 1999, as compared to 1998, primarily due to non-recurring charges in 1998 for merger-related expenses of $23.6 million, after tax. Excluding these non-recurring charges, net income increased $4.6 million. This increase is mainly due to higher electric revenues, lower administrative costs and operating expenses at the electric generating stations, partially offset by higher maintenance expenses at the electric generating stations.

Net income decreased $35.2 million for 1998, as compared to 1997, primarily due to non-recurring charges for merger-related expenses and the ECR refund of $23.6 million and $2.7 million, after tax, respectively. Excluding these non-recurring charges, net income decreased $8.9 million. This decrease is mainly due to higher operating expenses at the electric generating stations and lower gas sales, partially offset by increased electric sales.

Revenues

A comparison of operating revenues for the years 1999 and 1998, excluding the provisions recorded for refunds in 1999 and in 1998, with the immediately preceding year reflects both increases and decreases, which have been segregated by the following principal causes (in thousands of $):


                                               Increase (Decrease) From Prior Period
                                             Electric Revenues           Gas Revenues
         Cause                               1999          1998        1999        1998
         -----                               ----          ----        ----        ----
Retail sales:
  Fuel and gas supply adjustments, etc    $  (2,014)   $   3,750    $ (24,791)   $  (4,393)
  Merger surcredit                           (4,194)      (3,466)        --           --
  Performance based rate reduction           (6,076)        --           --           --
  Demand side management/decoupling          (2,985)      (6,299)      (6,462)        (369)
  Environmental cost recovery surcharge        (570)        (260)        --           --
  Variation in sales volumes                 22,009       27,051       17,779      (42,418)
                                          ---------    ---------    ---------    ---------
     Total retail sales                       6,170       20,776      (13,474)     (47,180)
Wholesale sales                             121,996       28,398         (602)       8,720
Gas transportation-net                         --           --           (575)         (71)
Other                                         1,228         (695)         685         (935)
                                          ---------    ---------    ---------    ---------
  Total                                   $ 129,394    $  48,479    $ (13,966)   $ (39,466)
                                          =========    =========    =========    =========


Electric revenues increased in 1999 primarily due to wholesale electric sales and higher levels of retail sales volumes, partially offset by the PBR and merger surcredit bill reductions. Wholesale sales increased in 1999 due to large amounts of power available. Gas revenues decreased primarily as a result of lower gas supply costs billed to customers through the gas supply clause, partially offset by increased gas sales in 1999 due to colder weather.

Electric retail sales increased primarily due to the warmer weather in 1998 as compared to 1997. Wholesale sales increased due to larger amounts of power available for off-system sales, an increase in the unit price of the sales and sales to KU of $11.6 million due to economic dispatch following the merger in May 1998 of LG&E Energy and KU Energy. Gas retail sales decreased from 1997 due to the warmer weather in 1998. Gas wholesale sales increased to $8.7 million in 1998 from zero in 1997 due to the implementation of LG&E's gas performance-based ratemaking mechanism. See Note 3 of Notes to Financial Statements.

Expenses

Fuel for electric generation and gas supply expenses comprises a large component of LG&E's total operating costs. LG&E's electric rates contain an FAC and gas rates contain a GSC, whereby increases or decreases in the cost of fuel and gas supply are reflected in base rates, subject to approval by the Kentucky Commission. In July 1999, the Kentucky Commission approved LG&E's filing on PBR resulting in the discontinuance of the FAC. In January 2000, the Kentucky Commission rescinded its approval of LG&E's PBR filing and ordered the reinstatement of the FAC. See Note 3 of Notes to Financial Statements for a further discussion of the PBR and the FAC.

Fuel for electric generation increased $4.4 million (2.9%) in 1999 because of an increase in generation to support increased electric sales ($7.4 million), offset partially by a lower cost of coal burned ($3 million). Fuel expenses incurred in 1998 increased $5.2 million (3.5%) because of higher cost of coal burned ($6.6 million), partially offset by a decrease in generation ($1.4 million). The average delivered cost per ton of coal purchased was $21.49 in 1999, $22.38 in 1998, and $21.66 in 1997.

Power purchased increased $119.4 million (238%) in 1999 primarily due to increased purchases to serve native load customers during the summer months and off-system sales activity. Power purchased increased $32.9 million (191%) in 1998 to support the increase in wholesale sales and increased purchases from KU of $16 million as a result of economic dispatch following the merger of the two companies in May 1998.

Gas supply expenses decreased $11.1 million (8.9%) in 1999 primarily due to a decrease in cost of net gas supply ($17.1 million), partially offset by an increase in the volume of gas delivered to the distribution system ($6 million). Gas supply expenses decreased $33 million (21%) in 1998 primarily due to a decrease in the volume of gas delivered to the distribution system. The average unit cost per Mcf of purchased gas was $2.99 in 1999, $3.05 in 1998 and $3.46 in 1997.

Operation expenses decreased $8.9 million (5.4%) in 1999 primarily due to decreased costs to operate the electric generating plants ($5.7 million) and lower administrative costs ($4.6 million). Operation expenses increased $12.8 million (8.5%) in 1998 over 1997 because of increased costs to operate electric generating plants ($6.6 million), amortization of deferred merger costs ($1.8 million), and an increase in storm damage expenses ($1.4 million).

Maintenance expenses for 1999 increased $5.3 million (10.1%) primarily due to increases in scheduled outages at the Mill Creek generating station units 3 and 4, and the Cane Run generating station units 4 and 6 ($2.4 million) and increased forced outages at Mill Creek units 1 and 4 and Cane Run unit 5 ($3.9 million). In 1998 maintenance expenses increased $5.2 million (10.9%) as compared to 1997 primarily because of an increase in scheduled outages and general repairs at the electric generating plants ($2.2 million) and an increase in storm damage expenses ($1.4 million).

Depreciation and amortization increased $4 million (4.3%) in 1999 over 1998 due to additional utility plant in service. Depreciation and amortization for 1998 were approximately the same as in 1997.

LG&E incurred a pre-tax charge in the second quarter of 1998 for costs associated with the merger of LG&E Energy and KU Energy of $32.1 million. The corresponding tax benefit of $8.5 million is recorded in other income and (deductions). The amount charged is in excess of the amount permitted to be deferred as a regulatory asset by the Kentucky Commission. See Note 2 of Notes to Financial Statements.

Interest charges for 1999 increased $1.6 million (4.5%) due to short term borrowings and interest on debt to associated companies ($2.5 million), partially offset by lower interest rates on variable rate debt ($.6 million). Interest charges for 1998 decreased $2.9 million (7.3%) due to the retirement of LG&E's 6.75% Series First Mortgage Bonds and lower variable interest rates. The embedded cost of long-term debt was 5.46% at December 31, 1999, and 5.57% at December 31, 1998. See Note 10 of Notes to Financial Statements.

Variations in income tax expenses are largely attributable to changes in pre-tax income as well as non-deductible merger expenses.

The rate of inflation may have a significant impact on LG&E's operations, its ability to control costs and the need to seek timely and adequate rate adjustments. However, relatively low rates of inflation in the past few years have moderated the impact on current operating results.

LIQUIDITY AND CAPITAL RESOURCES

LG&E uses net cash generated from its operations and external financing to fund construction of plant and equipment and the payment of dividends. LG&E believes that such sources of funds will be sufficient to meet the needs of its business in the foreseeable future.

Operating Activities

Cash provided by operations was $180.5 million, $225.7 million and $185.0 million in 1999, 1998 and 1997, respectively. The 1999 decrease resulted from a net decrease in non-cash income statement items and a net decrease in net current assets, including decreases in accounts payable and accrued taxes. The 1998 increase was primarily due to an increase in current assets, including increases in accounts payable and accrued taxes.

Investing Activities

LG&E's primary use of funds continues to be for capital expenditures and the payment of dividends. Capital expenditures were $195 million, $138 million and $111 million in 1999, 1998 and 1997, respectively. LG&E expects its capital expenditures for 2000 and 2001 will total approximately $401 million which consists primarily of construction estimates associated with installation of low nitrogen oxide burner systems as described in the section titled "Environmental Matters."

Net cash used for investment activities increased by $47.2 million in 1999 compared to 1998 and increased $10 million in 1998 compared to 1997 primarily due to increased construction expenditures in both periods.

Financing Activities

Cash inflow from financing activities in 1999 was $26.7 million and cash outflows for 1998 and 1997 were $107.6 million and $64.5 million, respectively. In 1999, total debt increased by $120.1 million to $746.9 million at December 31, 1999. The increase was primarily due to funding operating expenses and construction expenditures.

As of December 1999, LG&E had committed credit facility aggregating $200.0 million with various banks. Unused capacity under these lines were approximately $90 million after considering the commercial paper support. The credit facility will expire in 2001 and management expects to renegotiate the credit facility at that time.

Future Capital Requirements

Future utility requirements may be affected in varying degrees by factors such as load growth, changes in construction expenditure levels, rate actions by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. LG&E anticipates to fund its requirements through additional operating cash flow, debt or an issuance of preferred stock.

LG&E's debt ratings as of February 16, 2000, were:


                                                   Moody's    S&P      D&P
                                                   -------    ---      ----
         First mortgage bonds                        A1        A+       AA-
         Unsecured debt                              A2        A-       A+
         Preferred stock                             a2        BBB+     A
         Commercial paper                            P-1       A-1      D-1


The ratings stated above reflect the downgrades received following an order from the Kentucky Commission to reduce base rates at LG&E by $27.2 million. As of March 21, 2000, Moody's, S&P and D&P had LG&E on Credit Watch with negative implications. Based upon the downgrades received LG&E's cost of funds could increase by .05% to .12% on short-term borrowings and .10% on new long-term borrowings. These ratings reflect the views of Moody's, S&P and D&P. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency.

Market Risks

LG&E is exposed to market risks from changes in interest rates and commodity prices. To mitigate changes in cash flows attributable to these exposures, LG&E has entered into various derivative instruments. Derivative positions are monitored using techniques that include market value and sensitivity analysis.

Interest Rate Sensitivity

LG&E has short-term and long-term variable rate debt obligations outstanding. At December 31, 1999, the potential change in interest expense associated with a 1% change in base interest rates of LG&E's unswapped debt is estimated at $1.0 million.

Interest rate swaps are used to hedge LG&E's underlying variable rate debt obligations. These swaps hedge specific debt issuance and consistent with management's designation are accorded hedge accounting treatment.

As of December 31, 1999, LG&E had swaps with a combined notional value of $151 million. The swaps exchange floating-rate interest payments for fixed interest payments to reduce the impact of interest rate changes on LG&E's Pollution Control Bonds. As of December 31, 1999, 61% of the outstanding variable interest rate borrowings were converted to fixed interest rates through swaps. The potential loss in fair value from these positions resulting from a hypothetical 1% adverse movement in base interest rates is estimated at $2.1 million as of December 31, 1999. Changes in the market value of these swaps if held to maturity, as LG&E intends to do, will have no effect on LG&E's net income or cash flow. See Note 4 of Notes to Financial Statements.

Commodity Price Sensitivity

LG&E has limited exposure to market price volatility in prices of fuel and electricity, as long as cost-based regulations exist, including the FAC and GSC.

YEAR 2000 COMPUTER SOFTWARE ISSUE

Result of Year 2000 Preparation

The remediation efforts of LG&E in preparing for potential Year 2000 computer problems were successful and resulted in LG&E incurring no material disruptions in services or operations of any sort. To the extent, if any, certain third parties such as interconnected utilities, key customers or suppliers still face Year 2000 disruptions due to incomplete remediation, LG&E may still retain risk related to Year 2000 issues. LG&E is not presently aware of any such situations and does not anticipate such events will have a material effect on LG&E's financial condition or results of operations.

Cost of Year 2000 Issues

LG&E's system modification costs related to the Year 2000 issue were expensed as incurred, while new system installations are being capitalized pursuant to generally accepted accounting principles. See Note 1 of Notes to Financial Statements. Through December 1999, LG&E incurred approximately $18.6 million in capital and operating costs in connection with the Year 2000 issue.

RATES AND REGULATION

LG&E is subject to the jurisdiction of the Kentucky Commission in virtually all matters related to electric and gas utility regulation, and as such, their accounting is subject to SFAS No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION. Given LG&E's competitive position in the market and the status of regulation in the states of Kentucky LG&E has no plans or intentions to discontinue its application of SFAS No. 71. See Note 3 of Notes to Financial Statements.

Environmental Cost Recovery

In May 1995, LG&E implemented an ECR surcharge. The Kentucky Commission's order approving the surcharge as well as the constitutionality of the surcharge was challenged by certain intervenors in Franklin Circuit Court. Decisions of the Circuit Court and the Kentucky Court of Appeals in July 1995 and December 1997, respectively, upheld the constitutionality of the ECR statute but differed on a claim of retroactive recovery of certain amounts. Based on these decisions, the Kentucky Commission ordered that certain surcharge revenues collected by LG&E be subject to refund pending final determination of all appeals.

In December 1998, the Kentucky Supreme Court rendered an opinion upholding the constitutionality of the surcharge statute but denied recovery of costs associated with pre-1993 environmental projects through the ECR. The court remanded the case to the Kentucky Commission to determine amounts to be refunded for revenues collected for such pre-1993 environmental projects. Accordingly, LG&E recorded a provision for rate refunds of $4.5 million in December 1998.

The parties to the proceedings reached a settlement agreement that was approved in a Final Order issued by the Kentucky Commission in August 1999. This Final Order resulted in the additional accrual of approximately $0.6 million to what had been recorded in December 1998. The refund is being applied to customers' bills during the twelve-month period beginning October 1999.

Future Rate Regulation

In October 1998, LG&E filed an application with the Kentucky Commission for approval of a new method of determining electric rates that sought to provide financial incentives for LG&E to further reduce customers' rates. The filing was made pursuant to the September 1997 Kentucky Commission order approving the merger of LG&E Energy and KU Energy, wherein the Kentucky Commission directed LG&E to indicate whether they desired to remain under traditional rate of return regulation or commence non-traditional regulation. The proposed ratemaking method, known as PBR, included financial incentives for LG&E to reduce fuel costs and increase generating efficiency, and to share any resulting savings with customers. Additionally, the PBR proposal provided for financial penalties and rewards to assure continued high quality service and reliability.

In April 1999, LG&E filed a joint agreement with KU and the Kentucky Attorney General to adopt the PBR plan subject to certain amendments. The amended filing included requested Kentucky Commission approval of a five-year rate reduction plan which proposed to reduce the electric rates of LG&E by $9.4 million in the first year (beginning July 1999), and by $3.8 million annually through June 2004. The proposed amended plan also included establishment of a $2.8 million program for low-income customer assistance as well as extension for one additional year of both the rate cap proposal and merger savings surcredit established in the original merger plan of LG&E and KU. Under the rate cap proposal, LG&E agreed, in the absence of extraordinary circumstances, not to increase base electric rates for five years following the merger and LG&E also agreed to refrain from filing for an increase in natural gas rates through June 2004.

In April 1999, the Kentucky Commission issued initial orders implementing the amended PBR plan, effective

July 1999, and subject to modification. The Kentucky Commission also consolidated into the continuing PBR proceedings an earlier March 1999, rate complaint by a group of industrial intervenors, KIUC, in which KIUC requested significant reductions in electric rates. Hearings were conducted before the Kentucky Commission on LG&E's amended PBR plan and the KIUC rate reduction petitions in August and September 1999. Legal briefs of the parties were filed with the Kentucky Commission in October 1999. KIUC's position called for annual revenue reductions for LG&E of $69.6 million.

In January 2000, the Kentucky Commission issued Orders for LG&E in the subject cases. The Kentucky Commission ruled that LG&E should reduce base rates by $27.2 million effective with bills rendered beginning March 1, 2000. The Kentucky Commission eliminated LG&E's proposal to operate under its PBR plan and reinstated the fuel adjustment clause mechanism effective March 1, 2000. The Kentucky Commission offered LG&E the opportunity to operate under an ESM for the next three years. Under this mechanism, incremental annual earnings resulting in a rate of return either above or below a range of 10.5% to 12.5% would be shared 60% with shareholders and 40% with ratepayers.

Later in January 2000, LG&E filed motions for correction to the January 2000 orders for computational and other errors made in the Kentucky Commission's orders which produced overstatements in the base rate reductions to LG&E of $1.1 million. LG&E also filed motions for reconsideration with the Kentucky Commission on a number of items in the case in late January. Certain intervening parties in the proceedings have also filed motions for reconsideration asserting, among other things, that the Kentucky Commission understated the amount of base rate reductions. In February 2000, LG&E accepted the Kentucky Commission's proposed ESM and filed an ESM tariff which contained detailed provisions for operation of the ESM rates. Management cannot predict final outcome of these matters before the Kentucky Commission or the timing in which resolution of these matters will ultimately be reached.

Other Rate Matters

LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program (decoupling), but in 1998, LG&E and customer interest groups requested an end to the decoupling rate mechanism. In September 1998, the Kentucky Commission accepted LG&E's modified tariff discontinuing the decoupling mechanism effective as of June 1, 1998.

Since October 1997, LG&E has implemented an experimental performance-based ratemaking mechanism related to gas procurement activities and off-system gas sales only. During the three-year test period beginning October 1997, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. During the first two years of the mechanism ended October 31, 1999 and 1998, LG&E recorded $2.2 million and $3.5 million, respectively, for its share of reduced gas costs. These amounts are billed to customers through the gas supply clause.

Prior to implementation of the PBR in July 1999, and following its termination in March 2000, LG&E employed an FAC mechanism, which under Kentucky law allowed LG&E to recover from customers, the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994 through April 1998, of which $1.9 million was refunded in April 1999 for the period beginning November 1994 and ending October 1996. The orders changed LG&E's method of computing fuel costs associated with electric line losses on off-system sales appropriate for recovery through the FAC. LG&E requested that the Kentucky Commission grant rehearing on the February orders, and further requested that the Kentucky Commission stay the refund requirement until it could rule on the rehearing request. The

Kentucky Commission granted the request for a stay, and in March 1999 granted rehearing on the appropriate line loss factor associated with off-system sales for the 18-month period ended April 1998. The Kentucky Commission also granted rehearing on the KIUC's request for rehearing on the Kentucky Commission's determination that it lacked authority to require the utilities to pay interest on the refund amounts. The Kentucky Commission conducted a hearing on the rehearing issues and issued a final ruling in December 1999. The Kentucky Commission agreed with LG&E 's position on the appropriate loss factor to use in the FAC computation and reduced the refund level for the 18-month period under review to approximately $800,000. LG&E enacted the refund with billings in the month of January 2000. LG&E and KIUC have each filed separate appeals from the Kentucky Commission's February 1999 orders with the Franklin Circuit Court. A decision on the appeals by the Court is expected in 2000.

LG&E intends to file before the end of the first quarter an application with the Kentucky Commission for authority to increase its natural gas rates in order to recoup higher costs for providing natural gas distribution services. LG&E expects implementation before the end of 2000.

Kentucky PSC Administrative Case for Affiliate Transactions

In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. In September 1998, the Kentucky Commission issued a draft code of conduct and cost allocation guidelines. In January 1999, LG&E, as well as all parties to the proceeding, filed comments on the Kentucky Commission draft proposals. In December 1999, the Kentucky Commission issued guidelines on cost allocation and held a hearing in January 2000, on the draft code of conduct. Management does not expect the ultimate resolution of this matter to have a material adverse effect on LG&E's financial position or results of operations.

Environmental Matters

The Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II, commencing January 1, 2000, is to use accumulated emissions allowances to delay additional capital expenditures and may also include fuel switching or the installation of additional scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

In September 1998, the EPA announced its final "NOx SIP call" rule requiring significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport to the Northeast. While each of the 22 states covered by the rule is free to allocate its assigned NOx reductions among various emissions sectors as it deems appropriate, the regulation may ultimately require electric generating units to reduce their NOx emissions to 0.15 lb./Mmbtu - an 85% reduction from 1990 levels. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule directing similar NOx reductions from a number of specifically named electric generating units including all LG&E stations. Several states, various labor and industry groups, and individual companies have appealed both EPA rulings to the U.S. Court of Appeals for the Washington D.C. Circuit. Management is currently unable to determine the outcome or exact impact of this matter until such time as the courts rule on the pending legal challenges and the states implement the final regulatory mandate. However, if the 0.15 lb. target is ultimately imposed, LG&E will be required to incur significant capital expenditures and increased operation and maintenance costs for additional controls.

Subject to further study, analysis, and the outcome of pending litigation against the EPA, LG&E estimates that it may incur approximate capital costs for NOx compliance ranging from $65 million to reduce emissions to the level of .25 lb./Mmbtu (Commonwealth of Kentucky's proposed NOx compliance level) to $165 million to reduce emissions to the level of .15 lb./Mmbtu (current EPA regulations). These costs would generally be incurred beginning in 2000. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E anticipates that such capital and operating costs are the type of costs that are eligible for recovery from customers under their environmental surcharge mechanisms and believe that a significant portion of such costs could be recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of recovery.

LG&E is also addressing other air quality issues. First, LG&E is monitoring the status of EPA's revised NAAQS for ozone and particulate matter. In May 1999, the Washington D.C. Circuit remanded the final rule and directed EPA to undertake additional rulemaking efforts. LG&E continues to monitor EPA actions to challenge that ruling. Second, LG&E was notified by regulatory agencies that the Cane Run Station may be the source of a potential exceedance of the NAAQS that could require LG&E to incur additional capital expenditures or accept certain emissions limitations. After reviewing additional modeling information submitted by LG&E, in January 2000, EPA concluded that the Cane Run Station does not contribute to any potential NAAQS exceedance and that no further action is required from LG&E. Third, LG&E is working with regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant plant modifications as part of its ongoing capital construction program.

LG&E owns or formerly owned three properties which contained past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. LG&E has reached agreements for other parties to assume cleanup responsibility for two other sites it formerly owned. In addition, LG&E recently reached an agreement with the Kentucky Division of Waste Management with respect to a third LG&E-owned site in which LG&E committed to impose certain property restrictions and conduct additional monitoring in lieu of a cleanup. Based on currently available information, management estimates that it will incur additional MGP costs of less than $500,000. Accordingly, an accrual of $500,000 has been recorded in the accompanying financial statements.

See Note 12 of Notes to Financial Statements for an additional discussion of environmental issues.

FUTURE OUTLOOK

Competition and Customer Choice

LG&E has moved aggressively over the past decade to be positioned for, and to help promote, the energy industry's shift to customer choice and a competitive market for energy services. Specifically, LG&E has taken many steps to prepare for the expected increase in competition in its business, including support for performance-based ratemaking structures, aggressive cost reduction activities; strategic acquisitions, dispositions and growth initiatives; write-offs of previously deferred expenses; an increase in focus on commercial and industrial customers; an increase in employee training; and necessary corporate and business unit realignments. LG&E continues to be active in the national debate surrounding the restructuring of the energy industry and the move toward a competitive, market-based environment. LG&E has urged Congress to set a specific date for a complete transition to a competitive market, one that will quickly and efficiently bring the benefits associated with customer choice. LG&E has previously advocated the implementation of this transition by January 1, 2001, and now recommends adoption of federal legislation specifying a date certain and appropriate transition regulations implementing deregulation.

In December 1997, the Kentucky Commission issued a set of principles which was intended to serve as its guide in consideration of issues relating to industry restructuring. Among the issues addressed by these principles are: consumer protection and benefit, system reliability, universal service, environmental responsibility, cost allocation, stranded costs and codes of conduct. During 1998, the Kentucky Commission and a task force of the Kentucky General Assembly had each initiated proceedings, including meetings with representatives of utilities, consumers, state agencies and other groups in Kentucky, to discuss the possible structure and effects of energy industry restructuring in Kentucky.

In November 1999, the task force issued a report to the Governor of Kentucky and a legislative agency recommending no general electric industry restructuring actions during the 2000 legislative session.

Thus, at the time of this report, neither the Kentucky General Assembly nor the Kentucky Commission has adopted or approved a plan or timetable for retail electric industry competition in Kentucky. The nature or timing of the ultimate legislative or regulatory actions regarding industry restructuring and their impact on LG&E, which may be significant, cannot currently be predicted.

                       Louisville Gas and Electric Company
                              Statements of Income
                                (Thousands of $)


                                                            Years Ended December 31
                                                        1999          1998        1997
                                                        ----          ----        ----
OPERATING REVENUES:
    Electric .....................................   $ 792,405    $ 663,011    $ 614,532
    Gas ..........................................     177,579      191,545      231,011
    Provision for rate refunds (Note 3) ..........      (1,735)      (4,500)        --
                                                     ---------    ---------    ---------
       Net operating revenues (Note 1) ...........     968,249      850,056      845,543
                                                     ---------    ---------    ---------

OPERATING EXPENSES:
    Fuel for electric generation .................     159,129      154,683      149,463
    Power purchased ..............................     169,573       50,176       17,229
    Gas supply expenses ..........................     114,745      125,894      158,929
    Other operation expenses .....................     154,667      163,584      150,750
    Maintenance ..................................      58,119       52,786       47,586
    Depreciation and amortization ................      97,221       93,178       93,020
    Federal and state income taxes (Note 8) ......      57,774       56,307       64,081
    Property and other taxes .....................      16,930       17,925       16,299
                                                     ---------    ---------    ---------
       Total operating expenses ..................     828,158      714,533      697,357
                                                     ---------    ---------    ---------

Net operating income .............................     140,091      135,523      148,186

Merger costs (Note 2) ............................        --         32,072         --
Other income and (deductions) (Note 9) ...........       4,141       10,991        4,277
Interest charges .................................      37,962       36,322       39,190
                                                     ---------    ---------    ---------

Net income .......................................     106,270       78,120      113,273

Preferred stock dividends ........................       4,501        4,568        4,585
                                                     ---------    ---------    ---------

Net income available for common stock ............   $ 101,769    $  73,552    $ 108,688
                                                     =========    =========    =========


                         Statements of Retained Earnings
                                (Thousands of $)


                                                         Years Ended December 31
                                                       1999         1998        1997
                                                       ----         ----        ----
Balance January 1 ................................   $247,462     $258,910     $209,222
Add net income ...................................    106,270       78,120      113,273
                                                     --------     --------     --------
                                                      353,732      337,030      322,495
                                                     --------     --------     --------

Deduct: Cash dividends declared on stock:
             5% cumulative preferred .............      1,075        1,075        1,075
             Auction rate cumulative preferred ...      1,957        2,024        2,041
             $5.875 cumulative preferred .........      1,469        1,469        1,469
             Common ..............................     90,000       85,000       59,000
                                                     --------     --------     --------
                                                       94,501       89,568       63,585
                                                     --------     --------     --------

Balance December 31 ..............................   $259,231     $247,462     $258,910
                                                     ========     ========     ========

The accompanying notes are an integral part of these financial statements.

                       Louisville Gas and Electric Company
                       Statements of Comprehensive Income
                                (Thousands of $)


                                                                                          Years Ended December 31
                                                                                   1999               1998             1997
                                                                                   ----               ----             ----
Net income available for common stock.................................        $ 101,769           $ 73,552          $108,688

Unrealized holding losses on available-for-sale securities
    arising during the period.........................................             (402)               (14)             (426)

Reclassification adjustment for realized gains on
    available-for-sale securities included in net income..............             --                 --                 188
                                                                              ---------           --------          --------

Other comprehensive income (loss) before tax..........................             (402)               (14)             (238)

Income tax (expense) benefit related to items of other
    comprehensive income..............................................              163                (18)              119
                                                                              ---------           --------          --------

Comprehensive income..................................................        $ 101,530           $ 73,520          $108,569
                                                                              =========           ========          ========

The accompanying notes are an integral part of these financial statements.

                       Louisville Gas and Electric Company
                                 Balance Sheets
                                (Thousands of $)


                                                                                                      December 31
                                                                                            1999                     1998
                                                                                            ----                     ----
ASSETS:
Utility plant, at original cost:
    Electric....................................................................         $2,396,707               $2,268,860
    Gas    .....................................................................            365,128                  339,647
    Common .....................................................................            141,009                  131,271
                                                                                         ----------               ----------
                                                                                          2,902,844                2,739,778
    Less:  reserve for depreciation.............................................          1,215,032                1,144,123
                                                                                         ----------               ----------
                                                                                          1,687,812                1,595,655
    Construction work in progress...............................................            162,995                  156,361
                                                                                         ----------               ----------
                                                                                          1,850,807                1,752,016
                                                                                         ----------               ----------

Other property and investments - less reserve...................................              1,224                    1,154

Current assets:
    Cash and temporary cash investments.........................................             54,761                   31,730
    Marketable securities (Note 6)..............................................              6,936                   17,851
    Accounts receivable - less reserve of $1,233 in 1999 and $1,399 in 1998.....            113,859                  142,580
    Materials and supplies - at average cost:
       Fuel (predominantly coal)................................................             17,350                   23,993
       Gas stored underground...................................................             38,780                   33,485
       Other....................................................................             35,010                   33,103
    Prepayments and other.......................................................              2,775                    2,285
                                                                                         ----------               ----------
                                                                                            269,471                  285,027
                                                                                         ----------               ----------

Deferred debits and other assets:
    Unamortized debt expense....................................................              5,607                    5,919
    Regulatory assets (Note 3)..................................................             31,443                   37,643
    Other  .....................................................................             12,900                   22,878
                                                                                         ----------               ----------
                                                                                             49,950                   66,440
                                                                                         ----------               ----------
                                                                                         $2,171,452               $2,104,637
                                                                                         ==========               ==========


CAPITAL AND LIABILITIES:
Capitalization (see statements of capitalization):
    Common equity...............................................................         $  683,376               $  671,846
    Cumulative preferred stock..................................................             95,328                   95,328
    Long-term debt (Note 10)....................................................            380,600                  626,800
                                                                                         ----------               ----------
                                                                                          1,159,304                1,393,974
                                                                                         ----------               ----------

Current liabilities:
    Current portion of long-term debt...........................................            246,200                    --
    Notes payable...............................................................            120,097                    --
    Accounts payable............................................................            113,008                  133,673
    Provision for rate refunds..................................................              8,962                   13,261
    Dividends declared..........................................................             24,236                   23,168
    Accrued taxes...............................................................             23,759                   31,929
    Accrued interest............................................................              9,265                    8,038
    Other  .....................................................................             15,725                   15,242
                                                                                         ----------               ----------
                                                                                            561,252                  225,311
                                                                                         ----------               ----------

Deferred credits and other liabilities:
    Accumulated deferred income taxes (Notes 1 and 8)...........................            255,910                  254,589
    Investment tax credit, in process of amortization...........................             67,253                   71,542
    Accumulated provision for pensions and related benefits (Note 7)............             38,431                   59,529
    Customers' advances for construction........................................             11,104                   10,848
    Regulatory liability (Note 3)...............................................             58,726                   63,529
    Other  .....................................................................             19,472                   25,315
                                                                                         ----------               ----------
                                                                                            450,896                  485,352
                                                                                         ----------               ----------
Commitments and contingencies (Note 12)
                                                                                         $2,171,452               $2,104,637
                                                                                         ==========               ==========

The accompanying notes are an integral part of these financial statements.

                       Louisville Gas and Electric Company
                            Statements of Cash Flows
                                (Thousands of $)


                                                                                          Years Ended December 31
                                                                                   1999               1998             1997
                                                                                   ----               ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income........................................................      $   106,270         $   78,120       $  113,273
    Items not requiring cash currently:
       Depreciation and amortization..................................           97,221             93,178           93,020
       Deferred income taxes - net....................................           (5,279)             2,747           (3,495)
       Investment tax credit - net....................................           (4,289)            (4,258)          (4,240)
       Other..........................................................            6,924              5,534            4,640
    Change in certain net current assets:
       Accounts receivable............................................           28,721            (17,708)          (9,728)
       Materials and supplies.........................................             (559)               423           (8,492)
       Accounts payable...............................................          (20,665)            34,779            1,416
       Provision for rate refunds.....................................           (4,299)                13           (4,263)
       Accrued taxes..................................................           (8,170)            13,206            6,741
       Accrued interest...............................................            1,227                 22           (1,978)
       Prepayments and other..........................................               (7)               976            1,333
    Other.............................................................          (16,602)            18,679           (3,188)
                                                                            -----------          ---------      -----------
       Net cash flows from operating activities.......................          180,493            225,711          185,039
                                                                            -----------          ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of securities...........................................           (1,144)           (17,397)         (18,529)
    Proceeds from sales of securities.................................           11,662             18,841            2,544
    Construction expenditures.........................................         (194,644)          (138,345)        (110,893)
                                                                            -----------          ---------        ---------
       Net cash flows from investing activities.......................         (184,126)          (136,901)        (126,878)
                                                                            -----------          ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Short-term borrowing..............................................          120,097              --               --
    Issuance of first mortgage bonds and pollution control bonds......            --                 --              69,776
    Retirement of first mortgage bonds and pollution control bonds....            --               (20,000)         (71,693)
    Payment of dividends..............................................          (93,433)           (87,552)         (62,564)
                                                                            -----------          ---------        ---------
       Net cash flows from financing activities.......................           26,664           (107,552)         (64,481)
                                                                            -----------          ---------        ---------

Change in cash and temporary cash investments.........................           23,031            (18,742)          (6,320)

Cash and temporary cash investments at beginning of year..............           31,730             50,472           56,792
                                                                            -----------          ---------        ---------

Cash and temporary cash investments at end of year....................      $    54,761         $   31,730       $   50,472
                                                                            ===========         ==========       ==========

Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
       Income taxes...................................................      $    76,761          $  40,334        $  63,421
       Interest on borrowed money.....................................           33,507             34,245           39,582

The accompanying notes are an integral part of these financial statements.

                       Louisville Gas and Electric Company
                          Statements of Capitalization
                                (Thousands of $)


                                                                                                     December 31
                                                                                            1999                     1998
                                                                                            ----                     ----
COMMON EQUITY:
    Common stock, without par value -
       Authorized 75,000,000 shares, outstanding 21,294,223 shares..................     $  425,170               $  425,170
    Common stock expense............................................................           (836)                    (836)
    Unrealized gain (loss) on marketable securities, net of income
       taxes ($128) in 1999 and $34 in 1998 (Note 6)................................           (189)                      50
    Retained earnings...............................................................        259,231                  247,462
                                                                                        -----------              -----------

                                                                                            683,376                  671,846
                                                                                        -----------              -----------

CUMULATIVE PREFERRED STOCK:
    Redeemable on 30 days notice by LG&E

                                                           Shares           Current
                                                         Outstanding   Redemption Price
                                                         -----------   ----------------
    $25 par value, 1,720,000 shares authorized -
       5% series ....................................      860,287          $28.00           21,507              21,507
    Without par value, 6,750,000 shares authorized -
       Auction rate..................................      500,000          100.00           50,000              50,000
       $5.875 series.................................      250,000          104.70           25,000              25,000
    Preferred stock expense.........................                                         (1,179)             (1,179)
                                                                                         ----------          ----------

                                                                                             95,328              95,328
                                                                                         ----------          ----------
LONG-TERM DEBT (Note 10):
    First mortgage bonds -
       Series due July 1, 2002, 7 1/2%..............................................         20,000              20,000
       Series due August 15, 2003, 6%...............................................         42,600              42,600
       Pollution control series:
           P due June 15, 2015, 7.45%...............................................         25,000              25,000
           Q due November 1, 2020, 7 5/8%...........................................         83,335              83,335
           R due November 1, 2020, 6.55%............................................         41,665              41,665
           S due September 1, 2017, variable........................................         31,000              31,000
           T due September 1, 2017, variable........................................         60,000              60,000
           U due August 15, 2013, variable..........................................         35,200              35,200
           V due August 15, 2019, 5 5/8%............................................        102,000             102,000
           W due October 15, 2020, 5.45%............................................         26,000              26,000
           X due April 15, 2023, 5.90%..............................................         40,000              40,000
                                                                                         ----------          ----------
           Total first mortgage bonds...............................................        506,800             506,800
    Pollution control bonds (unsecured) -
       Jefferson County Series due September 1, 2026, variable......................         22,500              22,500
       Trimble County Series due September 1, 2026, variable........................         27,500              27,500
       Jefferson County Series due November 1, 2027, variable.......................         35,000              35,000
       Trimble County Series due November 1, 2027, variable.........................         35,000              35,000
                                                                                         ----------          ----------
           Total unsecured pollution control bonds..................................        120,000             120,000
                                                                                         ----------          ----------

       Total bonds outstanding......................................................        626,800             626,800

       Less current portion of long-term debt.......................................        246,200                  --
                                                                                         ----------          ----------

       Long-term debt...............................................................        380,600             626,800
                                                                                         ----------          ----------

       Total capitalization.........................................................     $1,159,304          $1,393,974
                                                                                         ==========          ==========

The accompanying notes are an integral part of these financial statements.

                       Louisville Gas and Electric Company
                          Notes to Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LG&E is a subsidiary of LG&E Energy. LG&E is a regulated public utility that is engaged in the generation, transmission, distribution, and sale of electric energy and the storage, distribution, and sale of natural gas in Louisville and adjacent areas in Kentucky. LG&E Energy is an exempt energy services holding company with wholly-owned subsidiaries consisting of LG&E, KU, Capital Corp., and LEM. All of the LG&E's Common Stock is held by LG&E Energy.

UTILITY PLANT. LG&E's plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base for determining retail customer rates. LG&E has not recorded any allowance for funds used during construction.

The cost of plant retired or disposed of in the normal course of business is deducted from plant accounts and such cost, plus removal expense less salvage value, is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation and gains and losses, if any, are recognized.

DEPRECIATION. Depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. The amounts provided for 1999 were 3.4% (3.2% electric, 3.2% gas, and 7.1% common); for 1998 were 3.4% (3.2%
electric, 3.4% gas, and 7.4% common); and for 1997 were 3.4% (3.2% electric, 3.3% gas, and 6% common) of average depreciable plant.

CASH AND TEMPORARY CASH INVESTMENTS. LG&E considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Temporary cash investments are carried at cost, which approximates fair value.

GAS STORED UNDERGROUND. Gas inventories of $38.8 million and $33.5 million at December 31, 1999 and 1998, respectively, are included in gas stored underground in the balance sheet. The inventory is accounted for using the average-cost method.

FINANCIAL INSTRUMENTS. LG&E uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt. LG&E also uses exchange-traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in interest charges monthly. Gains and losses on U.S. Treasury note and bond futures used to hedge investments in preferred stocks are initially deferred and classified as unrealized losses on marketable securities in common equity and then charged or credited to other income and deductions when the securities are sold. See Note 4, Financial Instruments.

In connection with LG&E's marketing of power from owned generation assets, exchange traded futures are used to hedge its exposure to price risk. Gains and losses on these futures contracts are reflected in other income and deductions, but are immaterial to LG&E's results of operations. At December 31, 1999, the value of these futures contracts was not material to LG&E's financial position.

DEBT EXPENSE. Debt expense is amortized over the lives of the related bond issues, consistent with regulatory practices.

DEFERRED INCOME TAXES. Deferred income taxes have been provided for all material book-tax temporary differences.

INVESTMENT TAX CREDITS. Investment tax credits resulted from provisions of the tax law that permitted a reduction of LG&E's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

REVENUE RECOGNITION. Revenues are recorded based on service rendered to customers through month-end. LG&E accrues an estimate for unbilled revenues from each meter reading date to the end of the accounting period. The unbilled revenue estimates included in accounts receivable for LG&E at December 31, 1999 and 1998, were approximately $31.1 million and $25.1 million, respectively. Under an agreement approved by the Kentucky Commission in 1994, LG&E implemented a demand side management program, including a "decoupling mechanism" which allowed LG&E to recover a predetermined level of revenue on electric and gas residential sales. In 1998, the decoupling mechanism was suspended. See Note 3, Rates and Regulatory Matters.

FUEL AND GAS COSTS. The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system. LG&E implemented a Kentucky Commission-approved experimental performance-based ratemaking mechanism related to gas procurement and off-system gas sales activity in October 1997. See Note 3, Rates and Regulatory Matters.

MANAGEMENT'S USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 12, Commitments and Contingencies, for a further discussion.

NEW ACCOUNTING PRONOUNCEMENTS. During 1999 and 1998, the following accounting pronouncements were issued that affect LG&E:

SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that LG&E must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. LG&E has not yet quantified all the effects of adopting SFAS No. 133 on the financial statements. However, SFAS No. 133 could increase the volatility in earnings and other comprehensive income. The effect of this statement will be recorded in cumulative effect of change in accounting when adopted. SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133, deferred the effective date of SFAS No. 133 until January 1, 2001.

EITF No. 98-10, ACCOUNTING FOR ENERGY TRADING AND RISK MANAGEMENT ACTIVITIES was adopted effective January 1, 1999. The pronouncement requires that energy trading contracts to be marked to market on the balance sheet, with the gains and losses shown net in the income statement. EITF No. 98-10 more broadly defines what represents energy trading to include economic activities related to physical assets which were not previously marked to market by established industry practice. Adoption of EITF No. 98-10 did not have a material impact on LG&E's consolidated results of operations or financial position.

SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. Adopted as of January 1, 1998, SOP 98-1 clarifies the criteria for capital or expense treatment of costs incurred by an enterprise to develop or obtain computer software to be used in its internal operations. The statement does not change treatment of costs incurred in connection with correcting computer programs to properly process the millennium change to the Year 2000, which were expensed as incurred. Adoption of SOP 98-1 did not have a material effect on LG&E's financial statements.

NOTE 2 - MERGER

LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation. As a result of the merger, the LG&E Energy, which is the parent of LG&E, became the parent company of KU. The operating utility subsidiaries (LG&E and KU) have continued to maintain their separate corporate identities and serve customers in Kentucky and Virginia under their present names. LG&E Energy has estimated approximately $760 million in gross non-fuel savings over a ten-year period following the merger. Costs to achieve these savings for LG&E of $50.2 million were recorded in the second quarter of 1998, $18.1 million of which were initially deferred and are being amortized over a five-year period pursuant to regulatory orders. Primary components of the merger costs were separation benefits, relocation costs, and transaction fees, the majority of which were paid by December 31, 1998. LG&E expensed the remaining costs associated with the merger ($32.1 million) in the second quarter of 1998. In regulatory filings associated with approval of the merger, LG&E committed not to seek increases in existing base rates and proposed reductions in their retail customers' bills in amounts based on one-half of the savings, net of the deferred and amortized amount, over a five-year period. The preferred stock and debt securities of LG&E were not affected by the merger.

LG&E Energy, as the parent of LG&E and KU, continues to be an exempt holding company under PUHCA. Management has accounted for the merger as a pooling of interests and as a tax-free reorganization under the Internal Revenue Code.

In the application filed with the Kentucky Commission, the utilities proposed that 50% of the net non-fuel cost savings estimated to be achieved from the merger, less $18.1 million or 50% of the originally estimated costs to achieve such savings, be applied to reduce customer rates through a surcredit on customers' bills and the remaining 50% be retained by the companies. The Kentucky Commission approved the surcredit and allocated the customer savings 53% to KU and 47% to LG&E. The surcredit will be about 2% of customer bills over the next five years and will amount to approximately $55 million in net non-fuel savings to LG&E. Any fuel cost savings are passed to Kentucky customers through the companies' fuel adjustment clauses. See Note 3 for more information about LG&E's rates and regulatory matters.

NOTE 3 - RATES AND REGULATORY MATTERS

Accounting for the regulated utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by FERC and the Kentucky Commission. LG&E is subject to SFAS No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION. Under SFAS No. 71, certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected flowback to customers in future rates. LG&E's current or expected recovery of deferred costs and expected flowback of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in LG&E's balance sheets as of December 31 (in thousands of $):


                                                       1999        1998
                                                       ----        ----
     Unamortized loss on bonds                       $ 16,556    $ 17,627
     Merger costs                                      12,702      16,332
     Manufactured gas sites                             2,185       3,684
                                                     --------    --------
     Total regulatory assets                           31,443      37,643
                                                     --------    --------

     Deferred income taxes - net                      (56,767)    (63,529)
     Deferred net gain                                 (1,959)       --
                                                     --------    --------
     Total regulatory liabilities                     (58,726)    (63,529)
                                                     --------    --------

     Regulatory liabilities - net                    $(27,283)   $(25,886)
                                                     ========    ========

ENVIRONMENTAL COST RECOVERY. In May 1995, LG&E implemented an ECR surcharge. The Kentucky Commission's order approving the surcharge for KU as well as the constitutionality of the surcharge was challenged by certain intervenors in Franklin Circuit Court. Decisions of the Circuit Court and the Kentucky Court of Appeals in July 1995 and December 1997, respectively, upheld the constitutionality of the ECR statute but differed on a claim of retroactive recovery of certain amounts. Based on these decisions, the Kentucky Commission ordered that certain surcharge revenues collected by LG&E be subject to refund pending final determination of all appeals.

In December 1998, the Kentucky Supreme Court rendered an opinion upholding the constitutionality of the surcharge statute but denied recovery of costs associated with pre-1993 environmental projects through the ECR. The court remanded the case to the Kentucky Commission to determine amounts to be refunded for revenues collected for such pre-1993 environmental projects. Accordingly, LG&E recorded a provision for rate refunds of $4.5 million in December 1998.

The parties to the proceedings reached a settlement agreement that was approved in a Final Order issued by the Kentucky Commission in August 1999. This Final Order resulted in the additional accrual of approximately $.6 million to what had been recorded in December 1998. The refund is being applied to customers' bills during the twelve-month period beginning October 1999.

FUTURE RATE REGULATION. In October 1998, LG&E filed an application with the Kentucky Commission for approval of a new method of determining electric rates that sought to provide continued financial incentives for LG&E to further reduce customers' rates. The filing was made pursuant to the September 1997 Kentucky Commission order approving the merger of LG&E Energy and KU Energy, wherein the Kentucky Commission directed LG&E to indicate whether they desired to remain under traditional rate of return regulation or commence non-traditional regulation. The proposed ratemaking method, known as PBR, included financial incentives for LG&E to reduce fuel costs and increase generating efficiency, and to share any resulting savings with customers. Additionally, the PBR proposal provided for financial penalties and rewards to assure continued high quality service and reliability.

In April 1999, LG&E filed a joint agreement with KU and the Kentucky Attorney General to adopt the PBR plan subject to certain amendments. The amended filing included requested Kentucky Commission approval of a five-year rate reduction plan which proposed to reduce the electric rates of LG&E by $9.4 million in the first year (beginning July 1999), and by $3.8 million annually through June 2004. The proposed amended plan also included establishment by LG&E of a $2.8 million program for low-income customer assistance as well as extension for one additional year of both the rate cap proposal and merger savings surcredit established in the original merger plan of LG&E and KU. Under the rate cap proposal LG&E agreed, in the absence of extraordinary circumstances, not to increase base electric rates for five years following the merger and LG&E also agreed to refrain from filing for an increase in natural gas rates through June 2004.

In April 1999, the Kentucky Commission issued initial orders implementing the amended PBR plan, effective July 1999, and subject to modification. The Kentucky Commission also consolidated into the continuing PBR proceedings an earlier March 1999, rate complaint by a group of industrial intervenors, KIUC, in which KIUC requested significant reductions in electric rates. Hearings were conducted before the Kentucky Commission on LG&E's amended PBR plan and the KIUC rate reduction petitions in August and September 1999. Legal briefs of the parties were filed with the Kentucky Commission in October 1999. KIUC's position called for annual revenue reductions for LG&E of $69.6 million.

In January 2000, the Kentucky Commission issued an Order for LG&E in the subject cases. The Kentucky Commission ruled that LG&E should reduce base rates by $27.2 million effective with bills rendered beginning March 1, 2000. The Kentucky Commission eliminated the proposal to operate under its PBR plan and reinstated the fuel adjustment clause mechanism effective March 1, 2000. The Kentucky Commission offered LG&E the opportunity to operate under an ESM for the next three years. Under this mechanism, incremental annual earnings resulting in a rate of return either above or below a range of 10.5% to 12.5% would be shared 60% with shareholders and 40% with ratepayers.

Later in January 2000, LG&E filed motions for correction to the January 2000 orders for computational and other errors made in the Kentucky Commission's orders which produced overstatements in the base rate reductions to LG&E of $1.1 million. LG&E also filed motions for reconsideration with the Kentucky Commission on a number of items in the case in late January. Certain intervening parties in the proceedings have also filed motions for reconsideration asserting, among other things, that the Kentucky Commission understated the amount of base rate reductions.

OTHER RATE MATTERS. LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program (decoupling), but in 1998, LG&E and customer interest groups requested an end to the decoupling rate mechanism. In September 1998, the Kentucky Commission accepted LG&E's modified tariff discontinuing the decoupling mechanism effective as of June 1, 1998.

Since October 1997, LG&E has implemented an experimental performance-based ratemaking mechanism related to gas procurement activities and off-system gas sales only. During the three-year test period beginning October 1997, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. During the first two years of the mechanism ended October 31, 1999 and 1998, LG&E recorded $2.2 million and $3.5 million, respectively, for its share of reduced gas costs. These amounts are billed to customers through the gas supply clause.

Prior to implementation of the PBR in July 1999, and following its termination in March 2000, LG&E employed a FAC mechanism, which under Kentucky law allowed LG&E to recover from customers, the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994 through April 1998, of which $1.9 million was refunded in April 1999 for the period beginning November 1994 and ending October 1996. The orders changed LG&E's method of computing fuel costs associated with electric line losses on off-system sales appropriate for recovery through the FAC. LG&E requested that the Kentucky Commission grant rehearing on the February orders, and further requested that the Kentucky Commission stay the refund requirement until it could rule on the rehearing request. The Kentucky Commission granted the request for a stay, and in March 1999 granted rehearing on the appropriate line loss factor associated with off-system sales for the 18-month period ended April 1998. The Kentucky Commission also granted rehearing on the KIUC's request for rehearing on the Kentucky Commission's determination that it lacked authority to require LG&E to pay interest on the refund amounts. The Kentucky Commission conducted a hearing on the rehearing issues and issued a final ruling in December 1999. The Kentucky Commission agreed with LG&E 's position on the appropriate loss factor to use in the FAC computation and reduced the refund level for the 18-month period under review to approximately $800,000. LG&E implemented the refund with billings in the month of January 2000. LG&E has filed an appeal from the Kentucky Commission's February 1999 orders with the Franklin Circuit Court. A decision on the appeals by the Court is expected in 2000.

LG&E intends to file before the end of the first quarter an application with the Kentucky Commission for authority to increase its natural gas rates in order to recoup higher costs for providing natural gas distribution services. LG&E expects implementation before the end of 2000.

KENTUCKY PSC ADMINISTRATIVE CASE FOR AFFILIATE TRANSACTIONS. In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. In September 1998, the Kentucky Commission issued a draft code of conduct and cost allocation guidelines. In January 1999, LG&E, as well as all parties to the proceeding, filed comments on the Kentucky Commission draft proposals. In December 1999, the Kentucky Commission issued guidelines on cost allocation and held a hearing in January 2000, on the draft code of conduct. Management does not expect the ultimate resolution of this matter to have a material adverse effect on LG&E's financial position or results of operations.

NOTE 4 - FINANCIAL INSTRUMENTS

The cost and estimated fair values of LG&E's non-trading financial instruments as of December 31, 1999 and 1998 follow (in thousands of $):


                                               1999                1998
                                               ----                ----
                                                    Fair                 Fair
                                          Cost      Value      Cost      Value
                                          ----      -----      ----      -----
Marketable securities                   $ 7,253   $ 6,936   $ 17,767  $ 17,851
Long-term investments -
  Not practicable to estimate
    fair value                              746       746        748       748
Preferred stock subject
  to mandatory redemption                25,000    24,861      25,000   26,413
Long-term debt (including
  current portion)                      626,800   623,498     626,800  648,603
U.S. Treasury note and
  bond futures                             --          81        --        (50)
Interest-rate swaps                        --       1,666        --     (7,378)

All of the above valuations reflect prices quoted by exchanges except for the swaps and the long-term investments. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models. The fair values of the long-term investments reflect cost, since LG&E cannot reasonably estimate fair value.

INTEREST RATE SWAPS. LG&E enters into interest rate swap agreements to exchange variable interest rate payments obligations without the exchange of underlying principal amounts. As of December 31, 1999 and 1998, LG&E was party to various interest rate swaps with aggregate notional amounts of $234.3 million and $249.3 million, respectively. Under swap agreements LG&E paid fixed rates averaging 3.80% and 3.89% and received variable rates of averaging 5.46% and 4.00% at December 31, 1999 and 1998, respectively. The swaps mature on dates ranging from 2001 to 2020.

At December 31, 1999, LG&E held U.S. Treasury note and bond futures contracts with notional amounts totaling $3.5 million. These contracts are used to hedge price risk associated with certain marketable securities and mature in March 2000.

NOTE 5 - CONCENTRATIONS OF CREDIT AND OTHER RISK

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

LG&E's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 295,000 customers and electricity to approximately 366,000 customers in Louisville and adjacent areas in Kentucky. For the year ended December 31, 1999, 82% of total revenue was derived from electric operations and 18% from gas operations.

In December 1998, LG&E and IBEW Local 2100 employees, which represent approximately 60% of LG&E's workforce, entered into a three-year collective bargaining agreement.

NOTE 6 - MARKETABLE SECURITIES

LG&E's marketable securities have been determined to be "available-for-sale" under the provisions of SFAS No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. Proceeds from sales of available-for-sale securities in 1999 were approximately $11.7 million, which resulted in an immaterial net realized gain, calculated using the specific identification method. Proceeds from sales of available-for-sale securities in 1998 were approximately $18.8 million, which resulted in immaterial realized gains and losses.

Approximate cost, fair value, and other required information pertaining to LG&E's available-for-sale securities by major security type, as of December 31, 1999 and 1998, follow (in thousands of $):


                                                                       Fixed
                                                          Equity       Income       Total
                                                          ------       ------       -----
   1999:
   -----
   Cost                                                  $ 4,385     $  2,868     $  7,253
   Unrealized gains                                           90            3           93
   Unrealized losses                                        (304)        (106)        (410)
                                                         -------     --------     --------
   Fair values                                           $ 4,171     $  2,765     $  6,936
                                                         =======     ========     ========

   Fair values:
     No maturity                                         $ 4,171     $   --       $  4,171
     Contractual maturities:
        Less than one year                                  --          2,134        2,134
        One to five years                                   --            631          631
                                                         -------     --------     --------
   Total fair values                                     $ 4,171     $  2,765     $  6,936
                                                         =======     ========     ========

   1998:
   -----
   Cost                                                  $ 3,798     $ 13,969     $ 17,767
   Unrealized gains                                          276           31          307
   Unrealized losses                                         (95)        (128)        (223)
                                                         -------     --------     --------
   Fair values                                           $ 3,979     $ 13,872     $ 17,851
                                                         =======     ========     ========

   Fair values:
     No maturity                                         $ 3,979     $    178     $  4,157
     Contractual maturities:
        Less than one year                                  --          8,301        8,301
        One to five years                                   --          3,861        3,861
        Over ten years                                      --          1,532        1,532
                                                         -------     --------     --------
   Total fair values                                     $ 3,979     $ 13,872     $ 17,851
                                                         =======     ========     ========

NOTE 7 - PENSION PLANS AND RETIREMENT BENEFITS

PENSION PLANS. LG&E sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the three-year period ending December 31, 1999, and a statement of the funded status as of December 31 for each of the last three years (in thousands of $):


                                                                          1999             1998              1997
                                                                          ----             ----              ----
         Pension Plans:
         --------------
         Change in benefit obligation
           Benefit obligation at beginning of year                   $ 311,935         $274,095          $229,349
           Service cost                                                  5,005            6,333             5,214
           Interest cost                                                21,014           19,873            17,629
           Plan amendments                                              (2,397)           3,724             3,085
           Curtailment (gain) or loss                                     --             (2,218)             --
           Special termination benefits                                   --             18,295              --
           Benefits paid                                               (15,471)         (10,866)           (8,735)
           Actuarial (gain) or loss                                    (36,819)           2,699            27,553
                                                                     ---------         --------          --------
           Benefit obligation at end of year                         $ 283,267         $311,935          $274,095
                                                                     =========         ========          ========

         Change in plan assets
           Fair value of plan assets at beginning of year            $ 308,660         $280,238          $238,026
           Actual return on plan assets                                 51,995           38,913            46,078
           Employer contributions                                       14,911              375             4,869
           Benefits paid                                               (15,471)         (10,866)           (8,735)
                                                                     ---------         --------          --------
           Fair value of plan assets at end of year                  $ 360,095         $308,660          $280,238
                                                                     =========         ========          ========

         Reconciliation of funded status
           Funded status                                             $  76,828         $ (3,275)         $  6,143
           Unrecognized actuarial (gain) or loss                      (126,554)         (72,037)          (61,720)
           Unrecognized transition (asset) or obligation                (6,965)          (8,076)           (9,188)
           Unrecognized prior service cost                              35,588           41,447            43,518
                                                                      --------         --------          --------
           Net amount recognized at end of year                      $ (21,103)        $(41,941)         $(21,247)
                                                                     =========         ========          ========

         Other Benefits:
         ---------------
         Change in benefit obligation
           Benefit obligation at beginning of year                   $  44,964         $ 43,373          $ 39,951
           Service cost                                                  1,205              761               746
           Interest cost                                                 3,270            2,946             2,942
           Plan amendments                                               2,377              599              --
           Curtailment (gain) or loss                                     --                344              --
           Special termination benefits                                   --              2,855              --
           Benefits paid                                                (3,050)          (2,634)           (2,604)
           Actuarial (gain) or loss                                     (3,769)          (3,280)            2,338
                                                                     ---------         --------          --------
           Benefit obligation at end of year                         $  44,997         $ 44,964          $ 43,373
                                                                     =========         ========          ========

         Change in plan assets
           Fair value of plan assets at beginning of year            $   6,062         $  4,384          $  2,284
           Actual return on plan assets                                  1,776              199                80
           Employer contributions                                        4,681            3,207             3,696
           Benefits paid                                                (1,993)          (1,728)           (1,676)
                                                                     ---------         --------          --------
           Fair value of plan assets at end of year                  $  10,526         $  6,062          $  4,384
                                                                     =========         ========          ========


                                                                          1999             1998              1997
                                                                          ----             ----              ----
         Reconciliation of funded status
           Funded status                                              $(34,471)        $(38,902)         $(38,989)
           Unrecognized actuarial (gain) or loss                        (1,638)            (285)            2,901
           Unrecognized transition (asset) or obligation                14,489           18,080            20,053
           Unrecognized prior service cost                               4,292            3,519             3,410
                                                                      --------         --------          --------
           Net amount recognized at end of year                       $(17,328)        $(17,588)         $(12,625)
                                                                      ========         ========          ========

There are no plan assets in the nonqualified plan due to the nature of the plan.

The following tables provide the amounts recognized in the balance sheet and information for plans with benefit obligations in excess of plan assets as of December 31, 1999, 1998 and 1997 (in thousands of $):


                                                                          1999          1998           1997
                                                                          ----          ----           ----
         Pension Plans:
         --------------
         Amounts recognized in the balance sheet consisted of:
              Prepaid benefits cost                                   $  6,466      $     --       $     --
              Accrued benefit liability                                (27,569)      (41,977)       (21,317)
              Intangible asset                                              --            36             70
                                                                      --------      --------       --------
              Net amount recognized at year-end                       $(21,103)     $(41,941)      $(21,247)
                                                                      ========      ========       ========


         Additional year-end information for plans with benefit obligations in excess of plan assets:

              Projected benefit obligation (1)                        $139,491      $148,005       $121,902
              Accumulated benefit obligation (2)                         4,327       131,430          4,179
              Fair value of plan assets (1)                            133,336       107,988         99,151

              (1)All years include non-union plan and unfunded SERPs.
              (2)1998 includes non-union plan and SERPs.  1999
              and 1997 include SERPs only.

         Other Benefits:
         ---------------
         Amounts recognized in the balance sheet consisted of:
              Accrued benefit liability                               $(17,328)     $(17,588)      $(12,625)
                                                                      ========      ========       ========

         Additional year-end information for plans
          with benefit obligations in
           excess of plan assets:
              Projected benefit obligation                            $ 44,997      $ 44,964       $ 43,373
              Fair value of plan assets                                 13,074         6,062          4,384

The following table provides the components of net periodic benefit cost for the plans for 1999, 1998 and 1997 (in thousands of $):


                                                                        1999             1998           1997
                                                                        ----             ----           ----
         Pension Plans:
         --------------
         Components of net periodic benefit cost
           Service cost                                               $  5,005         $  6,333       $  5,214
           Interest cost                                                21,014           19,873         17,629
           Expected return on plan assets                              (28,946)         (23,701)       (19,849)
           Amortization of prior service cost                            3,462            3,882          3,708
           Amortization of transition (asset) or obligation             (1,112)          (1,112)        (1,112)
           Recognized actuarial (gain) or loss                          (2,621)          (2,248)        (2,866)
                                                                      --------         --------       --------
           Net periodic benefit cost                                  $ (3,198)        $  3,027       $  2,724
                                                                      ========         ========       ========

         Special charges
           Curtailment gain                                           $   --           $ (2,168)      $  --
           Prior service cost recognized                                  --              1,914          --
           Special termination benefits                                   --             18,295          --
                                                                      --------         --------       --------
           Total charges                                              $   --           $ 18,041          --
                                                                      ========         ========       ========

         Other Benefits:
         ---------------
         Components of net periodic benefit cost
           Service cost                                               $  1,205         $    761       $    746
           Interest cost                                                 3,270            2,946          2,942
           Expected return on plan assets                                 (401)            (296)          (151)
           Amortization of prior service cost                              473              367            328
           Amortization of transition (asset) or obligation              1,114            1,315          1,337
           Recognized actuarial gain                                      (183)            --             --
                                                                      --------         --------       --------
           Net periodic benefit cost                                  $  5,478         $  5,093       $  5,202
                                                                      ========         ========       ========

         Special charges
           Curtailment loss                                           $   --           $  1,005       $  --
           Prior service cost recognized                                  --                124          --
           Special termination benefits                                   --              2,855          --
                                                                      --------         --------       --------
           Total charges                                              $   --           $  3,984       $  --
                                                                      ========         ========       ========

On May 4, 1998, LG&E Energy and KU Energy merged, with LG&E Energy as the surviving corporation. During 1998, LG&E invested approximately $18 million in special termination benefits as a result of its early retirement program offered to eligible employees post-merger.

The assumptions used in the measurement of LG&E's pension benefit obligation are shown in the following table:


                                                                          1999             1998              1997
                                                                          ----             ----              ----
         Weighted-average assumptions as of December 31:
         Discount rate                                                   8.00%            7.00%             7.00%
         Expected long-term rate of return on plan assets                9.50%            8.50%             8.50%
         Rate of compensation increase                                   5.00%      3.50%-4.00%       2.00%-4.00%

For measurement purposes, a 7.00% annual increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 4.75% for 2005 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands of $):


                                                                                    1% Decrease               1% Increase
                                                                                    -----------               -----------
         Effect on total of service and interest cost components for 1999               $  (150)                   $  176
         Effect on year-end 1999 postretirement benefit obligations                      (1,189)                    1,358

THRIFT SAVINGS PLANS. LG&E has a thrift savings plan under section 401(k) of the Internal Revenue Code. Under the plan, eligible employees may defer and contribute to the plan a portion of current compensation in order to provide future retirement benefits. LG&E makes contributions to the plan by matching a portion of the employee contributions. The costs were approximately $2.7 million, $2.4 million, and $1.8 million for 1999, 1998, and 1997, respectively.

NOTE 8 - INCOME TAXES

Components of income tax expense are shown in the table below (in thousands of $):


                                                                     1999           1998           1997
                                                                     ----           ----           ----
         Included in operating expenses:
           Current         - federal                              $53,981        $45,716        $57,590
                           - state                                 13,680         11,895         14,593
           Deferred        - federal - net                         (4,818)         2,276         (4,565)
                           - state - net                             (780)           678            703
           Deferred investment tax credit                              --             55            102
           Amortization of investment tax credit                   (4,289)        (4,313)        (4,342)
                                                                  -------        -------        -------
              Total                                                57,774         56,307         64,081
                                                                  -------        -------        -------

         Included in other income and (deductions):
           Current         - federal                                  217            660          1,484
                           - federal - merger costs                  --           (6,758)          --
                           - state                                    (30)             6            161
                           - state - merger costs                    --           (1,737)          --
           Deferred        - federal - net                            254           (165)           292
                           - state - net                               65            (42)            75
                                                                  -------        -------        -------
              Total                                                   506         (8,036)         2,012
                                                                  -------        -------        -------

         Total income tax expense                                 $58,280        $48,271        $66,093
                                                                  =======        =======        =======

Net deferred tax liabilities resulting from book-tax temporary differences are shown below (in thousands of $):


                                                                     1999             1998
                                                                     ----             ----
         Deferred tax liabilities:
           Depreciation and other
              plant-related items                                $321,889         $323,869
           Other liabilities                                        5,324            9,644
                                                                 --------         --------
                                                                  327,213          333,513
                                                                 --------         --------

         Deferred tax assets:
           Investment tax credit                                   27,145           28,876
           Income taxes due to customers                           22,588           25,447
           Pension overfunding                                      2,193            2,099
           Accrued liabilities not currently
              deductible and other                                 19,377           22,502
                                                                 --------         --------
                                                                   71,303           78,924
                                                                 --------         --------

         Net deferred income tax liability                       $255,910         $254,589
                                                                 ========         ========

A reconciliation of differences between the statutory U.S. federal income tax rate and LG&E's effective income tax rate follows:


                                                                  1999             1998              1997
                                                                  ----             ----              ----
         Statutory federal income tax rate                        35.0%            35.0%             35.0%
         State income taxes net of federal benefit                 5.1              5.5               5.7
         Amortization of investment tax credit                    (2.8)            (3.4)             (2.4)
         Nondeductible merger expenses                             --               2.4               --
         Other differences - net                                  (1.9)            (1.3)             (1.5)
                                                                  ----             ----              ----

         Effective income tax rate                                35.4%            38.2%             36.8%
                                                                  ====             ====              ====

NOTE 9 - OTHER INCOME AND DEDUCTIONS

Other income and deductions consisted of the following at December 31 (in thousands of $):


                                                                   1999            1998              1997
                                                                   ----            ----              ----
         Interest and dividend income                           $ 4,086         $ 4,245           $ 4,786
         Interest on income tax settlement                         --              --               1,446
         Gain on sale of stock options                             --              --               1,794
         Gains (losses) on fixed asset disposal                   2,394             530                77
         Donations                                                 (102)           (168)             (147)
         Income taxes and other                                  (2,237)         (2,111)           (3,679)
         Income tax benefit on merger costs                        --             8,495              --
                                                                -------         -------           -------

         Total other income and deductions                      $ 4,141         $10,991           $ 4,277
                                                                =======         =======           =======

NOTE 10 - FIRST MORTGAGE BONDS AND POLLUTION CONTROL BONDS

Long-term debt and the current portion of long-term debt, summarized below (in thousands of $), consists primarily of first mortgage bonds and pollution control bonds. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 1999.


                                                                                Weighted
                                                                                 Average
                                                               Stated           Interest                      Principal
                                                       Interest Rates               Rate      Maturities        Amounts
                                                       --------------           --------     -----------      ---------
         Noncurrent portion                             5.45% - 7.63%              6.44%     2002 - 2023       $380,600
         Current portion (pollution
           control bonds)                                    Variable              3.67%     2013 - 2027        246,200

Under the provisions for LG&E's variable-rate pollution control bonds, the bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events, causing the bonds to be classified as current portion of long-term debt. The average annualized interest rate for these bonds were 3.98%.

Maturities of LG&E's first mortgage bonds and pollution control bonds (principal amounts stated in thousands of $) at December 31, 1999, are summarized below.


     2001                                                 $   --
     2002                                                   20,000
     2003                                                   42,600
     2004                                                     --
     2005                                                     --
     Thereafter                                            318,000
                                                          --------
     Total                                                $380,600
                                                          ========

In December 1999, LG&E notified bondholders of its intent to exercise its call option on its $20.0 million 7.50% First Mortgage Bonds due July 1, 2002. The bonds were redeemed in January 2000 utilizing proceeds from issuance of commercial paper.

In June 1998, $20 million of LG&E's First Mortgage Bonds matured and were retired.

Annual requirements for the sinking funds of LG&E's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions (166 2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash.

Substantially all of LG&E's utility plants are pledged as security for its first mortgage bonds. LG&E's indenture, as supplemented, provides in substance that, under certain specified conditions, portions of retained earnings will not be available for the payment of dividends on common stock. No portion of retained earnings is presently restricted by this provision.

NOTE 11 - NOTES PAYABLE

LG&E's short-term financing requirements are satisfied through the sale of commercial paper. LG&E had outstanding commercial paper of $120.1 million at December 31, 1999, at a weighted-average interest rate of

6.02%. LG&E had no short-term borrowings at December 31, 1998.

At December 31, 1999, LG&E had unused lines of credit of $200 million, for which it pays commitment fees. The credit facility provides support of commercial paper borrowings. The credit lines are scheduled to expire in 2001. Management expects to renegotiate these lines when they expire.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

CONSTRUCTION PROGRAM. LG&E had commitments in connection with its construction program aggregating approximately $14.5 million at December 31, 1999. Construction expenditures for the years 2000 and 2001 are estimated to total approximately $401 million.

OPERATING LEASE. LG&E leases office space and accounts for all of its office space leases as operating leases. Total lease expense for 1999, 1998, and 1997, less amounts contributed by the parent company, was $1.5 million, $1.6 million, and $1.8 million, respectively. The future minimum annual lease payments under lease agreements for years subsequent to December 31, 1999, are as follows (in thousands of $):


         2000                                    $   3,321
         2001                                        3,654
         2002                                        3,594
         2003                                        3,507
         2004                                        3,507
         Thereafter                                  1,754
                                                 ---------
         Total                                   $  19,337
                                                 =========

In December 1999, LG&E and KU entered into an 18-year cross-border lease of its two jointly owned combustion turbines recently installed at KU's Brown facility. LG&E's obligation was defeased upon consummation of the cross-border lease. The transaction produced a pre-tax gain of approximately $1.2 million which has been deferred pending resolution of rate treatment by the Kentucky Commission.

ENVIRONMENTAL. The Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II, commencing January 1, 2000, is to use accumulated emissions allowances to delay additional capital expenditures and may also include fuel switching or the installation of additional scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

In September 1998, the EPA announced its final "NOx SIP call" rule requiring significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport to the Northeast. While each of the 22 states covered by the rule is free to allocate its assigned NOx reductions among various emissions sectors as it deems appropriate, the regulation may ultimately require electric generating units to reduce their NOx emissions to 0.15 lb./Mmbtu - an 85% reduction from 1990 levels. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule directing similar NOx reductions from a number of specifically named electric generating units including all LG&E stations. Several states, various labor and industry groups, and individual companies have appealed both EPA rulings to the U.S. Court of Appeals for the Washington D.C. Circuit. Management is currently unable to determine the outcome or exact impact of this matter until such time as the courts rule on the pending legal challenges and the states implement the final regulatory mandate. However, if the 0.15 lb. target is ultimately imposed, LG&E will be required to incur significant capital expenditures and increased operation and maintenance costs for additional controls.

Subject to further study, analysis, and the outcome of pending litigation against the EPA, LG&E estimates that it may incur capital costs for NOx compliance ranging from $65 million to reduce emissions to the level of 0.25 lb./Mmbtu (Commonwealth of Kentucky's proposed NOx compliance level) to $165 million to reduce emissions to the level of 0.15 lb./Mmbtu (current EPA regulations). These costs would generally be incurred beginning in 2000. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E anticipates that such capital and operating costs are the type of costs that are eligible for recovery from customers under their environmental surcharge mechanisms and believe that a significant portion of such costs could be recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of recovery.

LG&E is also addressing other air quality issues. First, LG&E is monitoring the status of EPA's revised NAAQS for ozone and particulate matter. In May 1999, the Washington D.C. Circuit remanded the final rule and directed EPA to undertake additional rulemaking efforts. LG&E continues to monitor EPA actions to challenge that ruling. Second, LG&E was notified by regulatory agencies that the Cane Run Station may be the source of a potential exceedance of the NAAQS that could require LG&E to incur additional capital expenditures or accept certain emissions limitations. After reviewing additional modeling information submitted by LG&E, in January 2000, EPA concluded that the Cane Run Station does not contribute to any potential NAAQS exceedance and that no further action is required from LG&E. Third, LG&E is working with regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant plant modifications as part of its ongoing capital construction program.

LG&E owns or formerly owned three properties which contained past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. LG&E has reached agreements for other parties to assume cleanup responsibility for two sites it formerly owned. In addition, LG&E recently reached an agreement with the Kentucky Division of Waste Management with respect to a third LG&E-owned site in which LG&E committed to impose certain property restrictions and conduct additional monitoring in lieu of a cleanup. Based on currently available information, management estimates that it will incur additional MGP costs of less than $500,000. Accordingly, an accrual of $500,000 has been recorded in the accompanying financial statements.

NOTE 13 - JOINTLY OWNED ELECTRIC UTILITY PLANT

LG&E owns a 75% undivided interest in Trimble County Unit 1. Accounting for the 75% portion of the Unit, which the Kentucky Commission has allowed to be reflected in customer rates, is similar to LG&E's accounting for other wholly owned utility plants.

Of the remaining 25% of the Unit, IMEA owns a 12.12% undivided interest, and IMPA owns a 12.88% undivided interest. Each is responsible for its proportionate ownership share of fuel cost, operation and maintenance expenses, and incremental assets.

The following data represent shares of the jointly owned property:


                                                                     Trimble County
                                                 LG&E             IMPA               IMEA            Total
                                               ------           ------             ------           ------
         Ownership interest                        75%           12.88%             12.12%             100%
         Mw capacity                           371.25            63.75              60.00           495.00

         (in thousands of $):
         Cost                                $546,497
         Accumulated depreciation             140,972
                                             --------
         Net book value                      $405,525
                                             ========

         Construction work in progress
           (included above)                  $    673


In July 1999, following approval from the Kentucky Commission, LG&E purchased for $45.7 million a 38% interest in two 164.5 Mw natural gas turbines installed at KU's E.W. Brown facility (Units 6 and 7) from Capital Corp.

NOTE 14 - SEGMENTS OF BUSINESS AND RELATED INFORMATION

Effective December 31, 1998, LG&E adopted SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. LG&E is a regulated public utility engaged in the generation, transmission, distribution, and sale of electricity and the storage, distribution, and sale of natural gas. Financial data for business segments, follow (in thousands of $):


                                                                      Electric              Gas             Total
                                                                      --------              ---             -----
         1999
         Operating revenues                                         $  790,670(a)      $177,579        $  968,249
         Depreciation and amortization                                  83,619           13,602            97,221
         Interest income                                                 3,435              651             4,086
         Interest expense                                               31,558            6,404            37,962
         Operating income taxes                                         56,883              891            57,774
         Net income                                                    104,853            1,417           106,270
         Total assets                                                1,775,498          395,954         2,171,452
         Construction expenditures                                     160,844           33,800           194,644

         1998
         Operating revenues                                         $  658,511(b)      $191,545        $  850,056
         Depreciation and amortization                                  79,866           13,312            93,178
         Interest income                                                 3,566              679             4,245
         Interest expense                                               30,389            5,933            36,322
         Merger costs                                                   32,072             --              32,072
         Operating income taxes                                         56,401              (94)           56,307
         Net income                                                     75,368            2,752            78,120
         Total assets                                                1,727,463          377,174         2,104,637
         Construction expenditures                                     105,836           32,509           138,345


                                                                      Electric              Gas             Total
                                                                      --------              ---             -----
         1997
         Operating revenues                                         $  614,532         $231,011        $  845,543
         Depreciation and amortization                                  79,958           13,062            93,020
         Interest income                                                 5,279              953             6,232
         Interest expense                                               33,349            5,841            39,190
         Operating income taxes                                         59,415            4,666            64,081
         Net income                                                    108,236            5,037           113,273
         Total assets                                                1,677,278          378,363         2,055,641
         Construction expenditures                                      81,713           29,180           110,893


         (a) Net of  provision  for  rate  refund  of $1.7  million.
         (b) Net of provision for rate refund of $4.5 million.

NOTE 15 - SELECTED QUARTERLY DATA (UNAUDITED)

Selected financial data for the four quarters of 1999 and 1998 are shown below. Because of seasonal fluctuations in temperature and other factors, results for quarters may fluctuate throughout the year.


                                                                             Quarters Ended
                                                            March           June       September      December
                                                            -----           ----       ---------      --------
                                                                            (Thousands of $)
         1999
         ----
         Operating revenues                              $226,620       $214,097        $296,395      $231,137
         Net operating income                              27,016         30,596          51,036        31,443
         Net income                                        18,916         22,040          41,704        23,610
         Net income available
           for common stock                                17,826         20,954 (a)      40,614        22,375 (b)

         1998
         ----
         Operating revenues                              $233,344       $201,389        $229,885      $185,438
         Net operating income                              32,326         33,629          53,420        16,148
         Net income                                        23,399             21          44,861         9,839
         Net income (loss) available
           for common stock                                22,276         (1,122)         43,726         8,672

         (a) The increase of $22.1 million compared to June 1998 was due to a non-recurring after-tax charge of $23.6 million from merger-related expenses.

         (b) The increase of $13.7 million compared to December 1998 was primarily due to a non-recurring charge to refund certain amounts collected under the ECR and increased sales due to colder weather in 1999.

NOTE 16 - SUBSEQUENT EVENTS

On February 28, 2000, LG&E Energy announced that its Board of Directors accepted an offer to be acquired by PowerGen for cash of approximately $3.2 billion or $24.85 per share and the assumption of $2.2 billion of LG&E Energy's debt. Pursuant to the acquisition agreement, among other things, LG&E Energy will become a wholly owned subsidiary of PowerGen and its U.S. headquarters. The Utility Operations of the Company will continue their separate identities and serve customers in Kentucky and Virginia under their present names. The preferred stock and debt securities of the Utility Operations will not be affected by this transaction resulting in the Utility Operations' obligation to continue to file SEC reports. The acquisition is expected to close 9 to 12 months from the announcement, shortly after all of the conditions to consummation of the acquisition are met. Those conditions include, without limitation, the approval of the holders of a majority of the outstanding shares of common stock of each of LG&E Energy and PowerGen, the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including approvals of various regulators in Kentucky and Virginia under state utility laws, the approval of the FERC under the Federal Power Act, the approval of the SEC under the Public Utility Holding Company Act of 1935, and the filing of requisite notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of all applicable waiting periods thereunder. Shareholder meetings to vote upon the approval of the acquisition are expected to be held during the second quarter of 2000 for both LG&E Energy and PowerGen. During the first quarter of 2000, the Company expensed approximately $1.0 million relating to the PowerGen transaction. The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to LG&E Energy's current reports on Form 8-K, filed February 29, 2000, with the SEC.

On March 3, 2000, the U.S. Court of Appeals for the Washington D.C. Circuit issued a final opinion upholding the NOx SIP call rule requiring electric generating units to reduce their NOx emissions to 0.15 lb./Mmbtu by May 2003. Some of the litigants will likely seek further judicial review of the ruling.

In the first quarter of 2000, LG&E will take a restructuring charge relating to the reduction of positions and the integration of LG&E's and KU's operations, including combining retail gas and electric operations, consolidation of customer service centers and the redesigning various other processes.

The Kentucky Commission responded to the motions filed by LG&E for computational and other errors made in Orders received on base rate reductions in February 2000 by granting rehearings for LG&E on various issues.

                       Louisville Gas and Electric Company
                              REPORT OF MANAGEMENT

The management of Louisville Gas and Electric Company is responsible for the preparation and integrity of the financial statements and related information included in this Annual Report. These statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and, necessarily, include amounts that reflect the best estimates and judgment of management.

LG&E's financial statements have been audited by Arthur Andersen LLP, independent public accountants. Management has made available to Arthur Andersen LLP all LG&E's financial records and related data as well as the minutes of shareholders' and directors' meetings. Management has established and maintains a system of internal controls that provides reasonable assurance that transactions are completed in accordance with management's authorization, that assets are safeguarded and that financial statements are prepared in conformity with generally accepted accounting principles. Management believes that an adequate system of internal controls is maintained through the selection and training of personnel, appropriate division of responsibility, establishment and communication of policies and procedures and by regular reviews of internal accounting controls by LG&E's internal auditors. Management reviews and modifies its system of internal controls in light of changes in conditions and operations, as well as in response to recommendations from the internal auditors. These recommendations for the year ended December 31, 1999, did not identify any material weaknesses in the design and operation of LG&E's internal control structure.

The Audit Committee of the Board of Directors is composed entirely of outside directors. In carrying out its oversight role for the financial reporting and internal controls of LG&E, the Audit Committee meets regularly with LG&E's independent public accountants, internal auditors and management. The Audit Committee reviews the results of the independent accountants' audit of the financial statements and their audit procedures, and discusses the adequacy of internal accounting controls. The Audit Committee also approves the annual internal auditing program and reviews the activities and results of the internal auditing function. Both the independent public accountants and the internal auditors have access to the Audit Committee at any time.

Louisville Gas and Electric Company maintains and internally communicates a written code of business conduct that addresses, among other items, potential conflicts of interest, compliance with laws, including those relating to financial disclosure and the confidentiality of proprietary information.

                       Louisville Gas and Electric Company
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Louisville Gas and Electric Company:

We have audited the accompanying balance sheets and statements of capitalization of Louisville Gas and Electric Company (a Kentucky corporation and a wholly-owned subsidiary of LG&E Energy Corp.) as of December 31, 1999 and 1998, and the related statements of income, retained earnings, cash flows and comprehensive income for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of LG&E's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisville Gas and Electric Company as of December 31, 1999F and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Louisville, Kentucky                                        Arthur Andersen LLP
January 26, 2000 (Except with respect
to the matters discussed in Note 16, as
to which the date is March 3, 2000.)

LOUISVILLE GAS AND ELECTRIC COMPANY
PROXY SERVICES
P.O. BOX 9079
FARMINGDALE, NY 11735


           ADMISSION TICKET
 LOUISVILLE GAS AND ELECTRIC COMPANY
   Annual Meeting of Shareholders

             June 7, 2000
           10:00 a.m., EDT
Kentucky International Convention Center
(formerly Commonwealth Convention Center)
     Fourth and Market Streets
        Louisville, Kentucky

If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend.
Please bring this Admission Ticket to the meeting with you.

THE BOTTOM PORTION OF THIS FORM IS THE PROXY CARD. Each proposal is fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box, SIGN and DATE the proxy. Then please
DETACH and RETURN the completed proxy promptly in the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        LGETIC
KEEP THIS PORTION FOR YOUR RECORDS
-------------------------------------------------------------------------
                                      DETACH AND RETURN THIS PORTION ONLY
         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LOUISVILLE GAS AND ELECTRIC COMPANY

    I plan to attend the Annual Meeting
    and I will bring ___ guest(s).                     / /

    VOTE ON DIRECTORS
-------------------------------------------------------------------------
    1. Proposal to elect Directors.                   FOR    WITHHOLD   FOR ALL
       The nominees for Directors are:                ALL      ALL      EXCEPT
       01) William C. Ballard, Jr.                    / /      / /       / /
       02) T. Ballard Morton, Jr.
       03) William L. Rouse, Jr.
       04) Charles L. Shearer

       To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
-------------------------------------------------------------------------

                                             FOR    AGAINST    ABSTAIN
    2. Approval of ARTHUR ANDERSEN LLP
       as independent auditors for 2000.     / /      / /        / /


SIGNATURE(S) SHOULD CORRESPOND TO THE NAME(S) APPEARING IN
THIS PROXY. IF EXECUTOR, TRUSTEE, GUARDIAN, ETC. PLEASE INDICATE.


----------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)      Date

----------------------------------------------
Signature (Joint Owners)                Date

                      [MAP]


               LOUISVILLE GAS AND ELECTRIC COMPANY
       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--JUNE 7, 2000

     Roger W. Hale, Victor A. Staffieri and John R. McCall are hereby appointed as proxies, with full power of substitution, to vote the shares of the shareholder(s) named on the reverse side hereof, at the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on June 7, 2000, and at any adjournment thereof, as directed on the reverse side hereof, and in their discretion to act upon any other matters that may come before the meeting or any adjournment thereof.

     THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. A VOTE FOR PROPOSAL 1 INCLUDES DISCRETIONARY AUTHORITY TO CUMULATE VOTES SELECTIVELY AMONG THE NOMINEES AS TO WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

     Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.